Form 10-K, Exhibit 13
period 2007-12-31
MCINTOSH BANCSHARES INC /GA/
filed 2008-03-27
CIK 872545

EXHIBIT NO. 13.1

MCINTOSH BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2007 and 2006

(with Report of Independent Registered Public Accounting Firm)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

McIntosh Bancshares, Inc.

Jackson, Georgia

We have audited the consolidated balance sheets of McIntosh Bancshares, Inc. (the Company) and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of McIntosh Bancshares, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

March 2, 2008

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash and due from banks	$6,491,435	$7,728,855
Interest bearing deposits	6,727,673	5,265,092
Federal funds sold	8,124,000	13,485,000
Investment securities held to maturity (market value of $231,047 and $322,865)	235,512	323,115
Investment securities available for sale	75,850,582	85,524,588
Other investments	1,760,865	2,179,165
Loans	341,854,333	328,876,744
Less: Allowance for loan losses	(6,956,164)	(4,661,975)

Loans, net	334,898,169	324,214,769

Premises and equipment, net	7,443,657	6,863,126
Other real estate	6,246,715	2,208,151
Accrued interest receivable	3,835,210	3,871,096
Bank owned life insurance	6,516,157	6,226,863
Other assets	4,324,605	3,623,327

Total assets	$462,454,580	$461,513,147

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Demand	$31,891,955	$36,729,933
Money market and NOW accounts	116,452,038	123,864,284
Savings	12,568,818	11,349,183
Time deposits of $100,000 or more	117,250,399	120,063,903
Time deposits	129,113,648	107,523,280

Total deposits	407,276,858	399,530,583
Other borrowed funds	12,461,379	21,000,000
Accrued interest payable and other liabilities	4,913,897	5,251,700

Total liabilities	424,652,134	425,782,283

Commitments

Stockholders’ equity:
Common stock, par value $2.50; 10,000,000 shares authorized, 2,810,976 and 2,808,976 shares issued and outstanding	7,027,440	7,022,440
Surplus	5,686,589	5,573,780
Retained earnings	25,172,294	23,596,177
Accumulated other comprehensive loss	(83,877)	(461,533)

Total stockholders’ equity	37,802,446	35,730,864

Total liabilities and stockholders’ equity	$462,454,580	$461,513,147

See accompanying notes to consolidated financial statements.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2007 and 2006

	2007	2006
Interest income:
Loans, including fees	$29,778,098	$27,882,409
Interest on investment securities:
U.S. Treasury, U.S. Government agency and mortgage-backed securities	3,367,380	2,322,447
State, county and municipal	428,973	434,784
Other investments	157,774	169,428
Federal funds sold and other short-term investments	453,892	689,783

Total interest income	34,186,117	31,498,851

Interest expense:
Interest-bearing demand and money market	3,441,208	2,941,889
Savings	184,350	139,380
Time deposits of $100,000 or more	6,202,057	5,075,454
Other time deposits	5,923,425	4,185,178
Other	704,357	831,728

Total interest expense	16,455,397	13,173,629

Net interest income	17,730,720	18,325,222
Provision for loan losses	3,324,370	778,247

Net interest income after provision for loan losses	14,406,350	17,546,975

Other Income:
Service charges	2,307,843	2,119,141
Investment securities gains	156,053	14,100
Increase in cash surrender value of life insurance	286,074	266,346
Other real estate owned gains (losses)	(23,164)	75,567
Fixed and repossessed asset gains (losses)	(7,772)	(5,927)
Other income	1,487,199	1,484,641

Total other income	4,206,233	3,953,868

Other expenses:
Salaries and employee benefits	9,582,292	9,093,800
Occupancy and equipment	1,744,790	1,674,716
Other operating	3,579,757	3,346,393

Total other expenses	14,906,839	14,114,909

Earnings before income taxes	3,705,744	7,385,934
Income tax expense	1,117,856	2,468,182

Net earnings	$2,587,888	$4,917,752

Basic earnings per common share based on average outstanding shares of 2,810,554 in 2007 and 2,798,610 in 2006	$0.92	$1.76

Diluted net earnings per common share based on average outstanding shares of 2,860,884 in 2007 and 2,832,012 in 2006	$0.90	$1.74

Dividends declared per share of common stock	$0.36	$0.30

See accompanying notes to consolidated financial statements.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2007 and 2006

	2007	2006
Net Earnings	$2,587,888	$4,917,752
Other comprehensive income, net of income tax:
Unrealized gains on securities available for sale:
Holding gain arising during period, net of tax of $230,417 in 2007 and $105,100 in 2006	447,281	204,017
Less: Reclassification adjustment for gains on sale of securities, net of tax of ($50,270)	(97,583)	—
Change in unfunded pension liability, net of tax of $14,402	27,958	—

Total other comprehensive income	377,656	204,017

Comprehensive income	$2,965,544	$5,121,769

See accompanying notes to consolidated financial statements.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For The Years Ended December 31, 2007 and 2006	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2005	$6,996,310	$5,407,238	$19,517,982	$(116,397)	$31,805,133
Net earnings	—	—	4,917,752	—	4,917,752
Change in unrealized gains/losses on securities available for sale	—	—	—	204,017	204,017
Change in unfunded pension obligation	—	—	—	(549,153)	(549,153)
Stock-based compensation	—	67,372	—	—	67,372
Cash dividend paid, $0.30 per share	—	—	(839,557)	—	(839,557)
Stock options exercised, 10,452 shares	26,130	99,170	—	—	125,300

Balance, December 31, 2006	$7,022,440	$5,573,780	$23,596,177	$(461,533)	$35,730,864

Net earnings	—	—	2,587,888	—	2,587,888
Change in unrealized gains/losses on securities available for sale	—	—	—	349,698	349,698
Change in unfunded pension obligation	—	—	—	27,958	27,958
Stock-based compensation	—	94,009	—	—	94,009
Cash dividend paid, $0.36 per share	—	—	(1,011,771)	—	(1,011,771)
Stock options exercised, 2,000 shares	5,000	18,800	—	—	23,800

Balance, December 31, 2007	$7,027,440	$5,686,589	$25,172,294	$(83,877)	$37,802,446

See accompanying notes to consolidated financial statements.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2007 and 2006

	2007	2006
Cash flows from operating activities:
Net earnings	$2,587,888	$4,917,752
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, accretion and amortization	633,132	524,857
Gain on sales and calls of securities	(156,053)	(14,100)
Provision for loan losses	3,324,370	778,247
Stock-based compensation	94,009	67,372
Provision for deferred income taxes	(1,072,034)	(397,707)
(Gain) loss on sale of other real estate	23,164	(75,567)
Loss on fixed and repossessed asset disposal	7,772	5,927
Change in:
Accrued interest receivable and other assets	(82,272)	(1,351,253)
Accrued interest payable and other liabilities	(295,443)	970,486

Net cash provided by operating activities	5,064,533	5,426,014

Cash flows from investing activities:
Proceeds from maturities and paydowns of securities available for sale	41,847,408	63,185,811
Proceeds from maturities and paydowns of securities held to maturity	100,000	202,000
Proceeds from redemption of other investments	1,896,800	135,000
Proceeds from sale of securities available for sale	335,326	—
Proceeds from sales of other real estate	2,855,029	972,340
Purchases of securities available for sale	(31,674,856)	(94,383,201)
Purchases of other investments	(1,478,500)	(130,600)
Additions to other real estate	(313,249)	(550,349)
Net change in loans	(20,611,278)	(48,027,328)
Purchases of premises and equipment	(1,376,735)	(1,374,289)

Net cash used by investing activities	(8,420,055)	(79,970,616)

Cash flows from financing activities:
Net change in deposits	7,746,275	84,002,236
Proceeds from exercise of stock options	23,800	125,300
Proceeds from other borrowed funds	15,611,379	—
Repayment of other borrowed funds	(24,150,000)	(5,000,000)
Dividends paid	(1,011,771)	(839,557)

Net cash provided (used) by financing activities	(1,780,317)	78,287,979

Net change in cash and cash equivalents	(5,135,839)	3,743,377
Cash and cash equivalents at beginning of period	26,478,947	22,735,570

Cash and cash equivalents at end of period	$21,343,108	$26,478,947

Supplemental schedule of noncash investing and financing activities:
Change in net unrealized gain/loss on investment securities available-for-sale, net of tax	$349,698	$204,017
Change in unfunded pension liability	$27,958	$(549,153)
Transfer of loans to other real estate owned	$6,603,508	$2,603,348
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$16,257,535	$12,588,493
Income taxes	$2,374,954	$2,949,781

See accompanying notes to consolidated financial statements.

McINTOSH BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

McIntosh Bancshares, Inc. and subsidiaries provide a full range of banking and bank-related services to individual and corporate customers in the Georgia counties of Butts, Jasper and Henry and surrounding areas. McIntosh Bancshares, Inc. and subsidiaries are subject to competition from other financial institutions and are also subject to the regulations of certain governmental agencies and undergo periodic examinations by those regulatory authorities.

The accounting and reporting policies of McIntosh Bancshares, Inc. and subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the significant accounting policies.

Basis of Presentation

The consolidated financial statements include the accounts of McIntosh Bancshares, Inc (the “Parent Company”) and its wholly-owned subsidiaries, McIntosh State Bank (the “Bank”) and McIntosh Financial Services, Inc., collectively known as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the market valuation reserve on investment securities available for sale. Management believes that the allowance for loan losses is adequate and the market valuation reserve is appropriate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with the Federal Home Loan Bank (FHLB) and a broker-dealer, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities

The Company classifies its securities in one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in held-to-maturity are classified as available-for-sale.

Investment securities held to maturity are reported at cost, adjusted for amortization of premium and accretion of discount. Investment securities available for sale are reported at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity, net of the related tax effect. Other investments are reported at cost and, accordingly, earnings are reported when interest is accrued or when dividends are received.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities (Continued)

Premiums and discounts on all noncallable investment securities are amortized and accreted, respectively, to interest income on the straight-line and interest methods over the period to the maturity of the related investment. Premiums on callable investment securities are amortized to interest income on a straight-line method over the period to the call date of the related investment. Discounts on callable investment securities are accreted to interest income on a straight-line method over the period to maturity of the related investment. Premiums and discounts on mortgage-backed securities are amortized and accreted, respectively, to interest income using level yield over the period to maturity of the related security, taking into consideration assumed prepayment patterns.

A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Gains or losses on disposition are computed using the specific identification method for all securities except equity investments. Gains or losses on disposition of equity investments are computed using the average cost method.

Loans

Loans are reported at the gross amount outstanding net of the valuation allowance for loan losses. Interest income is generally recognized over the terms of the loans based on the principal amount outstanding. Loan origination fees and direct origination costs, which are approximately the same on most loans, are recognized at the time the loan is recorded on the books. If the collectibility of interest appears doubtful, accrual is discontinued. Accrued interest, which appears doubtful of collection, is reversed against interest income if accrued in the current year or charged to the allowance for loan losses if accrued in prior years. Payments received on non-accrual loans are recorded as a reduction to the loan’s balance. Accrual of interest is resumed if management believes a borrower’s financial position has improved.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized when received.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. The Bank’s practice is to charge-off loans when they become 120 days past due or are rated loss. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

Management’s quantitative and qualitative assessment of allowance adequacy considers loans identified with more than the normal risk of repayment or impaired credits, a historical loss experience factor by loan category, and a qualitative factor considering national, regional, and local economic conditions, industry specific prospects, and collateral and margin estimates by loan category. For loans considered impaired, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. Historical loss experience applies to performing loans where management is unaware of specific circumstances that would lead it to believe collectability of principal and interest is in doubt. Qualitative factors are applied to cover uncertainties that could affect management’s estimate of probable losses and reflect the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general loan losses in the portfolio.

Periodic revisions are made to the allowance when circumstances which necessitate such revisions become known. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.

Premises and Equipment

Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets which range from three to forty years. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. For federal tax reporting purposes, depreciation is computed using primarily accelerated methods.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and reclassified loans wherein other real estate owned was financed by the Bank. Other real estate owned is initially recorded at the lower of cost or fair value less estimated disposal costs. Any write-down to fair value up to 90 days after transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and valuation adjustments subsequent to 90 days of transfer are expensed. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

In May 2007, the Financial Accounting Standards Board (FASB) amended FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. FIN 48 requires that the Company determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The Company has reviewed its tax planning and provisioning, and believes that no uncertain tax positions existed during the years presented.

Goodwill

Goodwill represents the excess of cost over the fair value of the net assets purchased in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment, the amount by which the carrying amount exceeds the fair value would be charged to earnings. The carrying amount of goodwill, which is included in other assets in the accompanying consolidated balance sheets, totaled $600,743 at December 31, 2007 and 2006. During 2007 and 2006, there was no charge to earnings for impairment of goodwill.

Earnings Per Common Share

Earnings per common share has been computed based on the weighted average number of shares outstanding during the period, which totaled 2,810,554 and 2,798,610 for the years ended December 31, 2007 and 2006, respectively. The basic earnings per share calculation has been adjusted to reflect the impact of dilutive securities in the form of stock options. The basic and diluted earnings per share for 2007 and 2006 are as follows:

	Net Earnings	Common Shares	Per Share Amount
For the year ended December 31, 2007
Basic earnings per share	$2,587,888	2,810,554	$0.92
Effect of dilutive securities	—	50,330	(0.02)

Diluted earnings per share	$2,587,888	2,860,884	$0.90

For the year ended December 31, 2006
Basic earnings per share	$4,917,752	2,798,610	$1.76
Effect of dilutive securities	—	33,402	(0.01)

Diluted earnings per share	$4,917,752	2,832,012	$1.75

Stock Dividend

The Company declared a 2-for-1 stock split effected in the form of a 100% stock dividend during 2007. Earnings per share and all stock option disclosures for the year ended December 31, 2006 have been retroactively adjusted for the increased number of shares of common stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Defined Benefit Pension Plan

In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132(R). FASB Statement No. 158 improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

This Statement requires the Company to:

•

Recognize the funded status of its defined benefit pension plan – measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation – in its statement of financial position. For a pension plan, the benefit obligation is the projected benefit obligation.

•

Recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FASB Statement No. 87, Employers’ Accounting for Pensions, or No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. Amounts recognized in accumulated other comprehensive income, including the gains or losses, prior service costs or credits, and the transition asset or obligation remaining from the initial application of Statements 87 and 106, if any, are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of those Statements.

•	Measure defined benefit plan assets and obligations as of the date of the employers’ fiscal year-end statement of financial position (with limited exceptions).

•

Disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligations.

While FASB Statement No. 158 amends FASB Statement No. 87, FASB Statement No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, FASB Statement No. 106, and FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, and other related accounting literature, upon adoption of FASB Statement No. 158 and subsequently, the Company will continue to apply the provisions in FASB Statements No. 87, 88, and 106 in measuring plan assets and benefit obligations as of the date of its balance sheets and in determining the amount of net periodic benefit cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Defined Benefit Pension Plan (Continued)

The Company adopted FASB Statement No. 158 for its fiscal year ended December 31, 2006 and recognized the funded status of its defined benefit pension plan. Upon adoption, the Company charged other comprehensive income, net of tax, $549,153 related to actuarial net gains or losses and prior service costs or credits that arose during the period but not recognized as components of net periodic benefit cost. Refer to footnote 9 for further information on the Company’s defined benefit pension plan.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under the modified-prospective-method, compensation cost recognized for all share-based payments granted on or after January 1, 2006, is based on the grant-date fair value estimated in accordance with the provisions of FASB Statement No. 123(R). Refer to footnote 10 for more information about the Company’s stock- based compensation program.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and unrecognized pension obligations, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Pronouncements

In September 2006 and February 2007, the FASB issued Statements No. 157, Fair Value Measurements and No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115, respectively. The effect of both of these Statements is to guide and allow for voluntary use of fair value accounting at the instrument level. These Statements are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has elected not to utilize fair value accounting.

In September 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF Issue 06-4 addresses accounting for split-dollar life insurance arrangements after the employer purchases a life insurance policy on the covered employee. EITF Issue 06-4 states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under EITF Issue 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. EITF Issue 06-4 is effective for fiscal years beginning after December 15, 2007. The Company has evaluated the impact of the implementation of EITF Issue 06-4 and concluded that it has no material impact on the consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

Certain items in the consolidated financial statements for the year-ended December 31, 2006 have been reclassified with no effect on total assets, total income, or net change in cash and cash equivalents to be consistent with the classifications adopted for the year ended December 31, 2007.

NOTE 2.	CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank on deposit with national banks or in cash. At December 31, 2007 and 2006, the Bank’s reserve requirement was approximately $176,000 and $188,000, respectively. The Bank maintained cash balances which were adequate to meet the requirements.

NOTE 3.	INVESTMENT SECURITIES

Investment securities at December 31, 2007 and 2006 are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Securities Held to Maturity
December 31, 2007
States and political subdivisions	$235,512	$—	$(4,465)	$231,047

December 31, 2006
States and political subdivisions	$323,115	$1,891	$(2,141)	$322,865

Securities Available for Sale
December 31, 2007
U. S. Government-sponsored agencies	$42,645,853	$677,561	$(8,801)	$43,314,613
Mortgage-backed securities	20,748,902	75,575	(159,928)	20,664,549
States and political subdivisions	11,293,221	133,703	(60,904)	11,366,020
Corporate debt securities	500,000	5,400	—	505,400

	$75,187,976	$892,239	$(229,633)	$75,850,582

December 31, 2006
U. S. Government-sponsored agencies	$57,977,482	$135,589	$(236,003)	$57,877,068
Mortgage-backed securities	16,916,957	32,194	(257,204)	16,691,947
States and political subdivisions	9,809,919	137,840	(56,561)	9,891,198
Corporate debt securities	500,000	—	—	500,000
Equity securities	187,473	376,902	—	564,375

	$85,391,831	$682,525	$(549,768)	$85,524,588

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENT SECURITIES (Continued)

Other investments are comprised of the following:

	Years Ended December 31,
	2007	2006
Federal Home Loan Bank	$1,369,300	$1,787,600
Community Financial Services, Inc.	391,565	391,565

	$1,760,865	$2,179,165

The carrying value and estimated market value of investment securities held to maturity and the amortized cost and estimated market value of investment securities available for sale at December 31, 2007, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Investment Securities Held to Maturity		Investment Securities Available for Sale
	Amortized Cost	Market Value	Amortized Cost	Market Value
Due in one year or less	$235,512	$231,047	$6,384,922	$6,381,347
Due from one to five years	—	—	28,016,007	28,503,527
Due from five to ten years	—	—	16,423,694	16,711,427
Due after ten years	—	—	3,614,451	3,589,732
Mortgage-backed securities	—	—	20,748,902	20,664,549

	$235,512	$231,047	$75,187,976	$75,850,582

Gross gains and losses on calls of securities consist of the following:

	Years Ended December 31,
	2007	2006
Gross gains on calls of securities	$8,200	$14,100
Gross gains on sales of securities	147,853	—

	$156,053	$14,100

Proceeds from the sale of equity securities for the year ended December 31, 2007 totaled $335,326.

Investment securities with a market value of $72,624,840 and $69,685,488 at December 31, 2007 and 2006, respectively, were pledged to secure public funds required by law, collateralized United States Treasury, Tax and Loan deposits, and sold under agreement to repurchase.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENT SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position for the years ended at December 31, 2007 and 2006, respectively

	Less Than Twelve Months		Twelve Months or More
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2007

U.S. Government-sponsored agencies	$(3,013)	$992,165	$(5,788)	$4,399,003
State and political subdivisions	(11,669)	1,275,063	(53,700)	2,281,680
Mortgage-backed securities	(6,760)	2,953,009	(153,168)	9,307,228

Total securities	$(21,442)	$5,220,237	$(212,656)	$15,987,911

December 31, 2006

U.S. Government-sponsored agencies	$(64,500)	$21,335,793	$(171,503)	$16,404,041
State and political subdivisions	(6,222)	906,029	(52,480)	2,109,018
Mortgage-backed securities	—	—	(257,204)	10,014,333

Total securities	$(70,722)	$22,241,822	$(481,187)	$28,527,392

The FASB Emerging Issues Task Force Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments requires disclosure of certain information about other than temporary impairments in the market value of securities. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies has occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	LOANS

Major classifications of loans are summarized as follows:

	December 31,
	2007	2006
Commercial, financial and agricultural	$56,712,741	$49,914,211
Real estate – mortgage	158,317,197	150,893,103
Real estate – construction	109,739,188	112,219,558
Consumer and other	16,074,053	14,717,592
Tax-exempt	1,011,154	1,132,280

	341,854,333	328,876,744
Less: Allowance for loan losses	(6,956,164)	(4,661,975)

	$334,898,169	$324,214,769

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Butts, Jasper and Henry counties as well as other adjoining counties in Georgia. Although the Bank has a diversified portfolio, a substantial portion is secured by improved and unimproved real estate and is dependent on the real estate market.

The following is a summary of activity in the allowance for loan losses:

	Years Ended December 31,
	2007	2006
Balance at beginning of year	$4,661,975	$4,077,071
Provision charged to expense	3,324,370	778,247
Loans charged off	(1,238,344)	(249,045)
Recoveries of loans previously charged off	208,163	55,702

	$6,956,164	$4,661,975

Impaired loans totaled $16,542,763 and $602,126 at December 31, 2007 and 2006, respectively. Allocations of the loan loss reserve related to impaired loans totaled $2,916,854 and $88,278 at December 31, 2007 and 2006, respectively. The average balance for impaired loans in the years ended December 31, 2007 and 2006 was approximately $8,187,000 and $645,000, respectively. There were no significant amounts of interest income recognized on impaired loans for the years ended December 31, 2007 and 2006.

Loans on nonaccrual status totaled $21,564,738 and $602,126 at December 31, 2007 and 2006, respectively. Loans past due ninety days or more and still accruing interest totaled $43,704 and $335,036 at December 31, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following:

	December 31,
	2007	2006
Land	$800,433	$719,339
Buildings and land improvements	7,149,531	6,347,382
Furniture, fixtures and equipment	4,846,686	4,834,126

	12,796,650	11,900,847
Less accumulated depreciation	(5,352,993)	(5,037,721)

	$7,443,657	$6,863,126

Depreciation expense totaled approximately $793,000 and $787,000 in 2007 and 2006, respectively.

NOTE 6.	DEPOSITS

Maturities of time deposits at December 31, 2007 are as follows:

Maturing in:
2008	$186,293,460
2009	26,395,002
2010	20,996,865
2011	7,986,898
2012	4,691,822

$246,364,047

For the years ended December 31, 2007 and 2006 the Bank had $58,026,000 and $40,854,000, respectively, in brokered deposits outstanding. The daily average of such deposits totaled $47,352,000 and $27,389,000 for the years ended December 31, 2007 and 2006, respectively. For the years ended December 31, 2007 and 2006 the weighted average cost of funds on these deposits was 5.32% and 4.95%, respectively. As of December 31, 2007 and 2006, the weighted average rate on these deposits was 4.76% and 5.27%, respectively. Brokered deposits mature from January 17, 2008 through September 30, 2010.

NOTE 7.	OTHER BORROWED FUNDS

Other borrowed funds are summarized as follows:

	December 31,
	2007	2006
FHLB advances	$12,000,000	$21,000,000
Repurchase agreements and other short-term borrowings	461,379	—

	$12,461,379	$21,000,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	OTHER BORROWED FUNDS (Continued)

The Bank has invested in FHLB stock for the purpose of establishing credit lines with the FHLB. Advances on the credit lines are secured by liens against the Bank’s qualifying real estate loans. Total qualifying real estate loans eligible as collateral amounted to $81,332,000 and $92,000,000 at December 31, 2007 and 2006, respectively. Outstanding borrowings totaled $12,000,000 and $21,000,000 at December 31, 2007 and 2006, respectively. All advances outstanding at December 31, 2007 carry fixed interest rates ranging from 2.91% to 4.17%, require monthly or quarterly payments of interest only, and mature through May 19, 2015. The FHLB has the option to convert $7,000,000 of the advances at dates through May 2009 to advances bearing interest based on LIBOR. At December 31, 2007, remaining credit availability for the Bank totaled approximately $35,900,000.

Securities sold under agreements to repurchase amounted to $304,555 at December 31, 2007, mature on a daily basis, and are secured by state, county, and municipal securities with a fair value of $6,208,398. The weighted average cost of funds on these agreements was 3.15% for the year ending December 31, 2007.

United States Treasury, Tax, and Loan note obligations totaled $156,823 at December 31, 2007, are callable by the Treasury, and are secured by mortgage-backed securities with a fair value of $343,386. The weighted average cost of funds for this agreement was 4.27% for the year ending December 31, 2007.

NOTE 8.	INCOME TAXES

The following are the components of income tax expense:

	Years Ended December 31,
	2007	2006
Current	$2,189,890	$2,865,889
Deferred	(1,072,034)	(397,707)

Total income tax expense	$1,117,856	$2,468,182

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	Years Ended December 31,
	2007	2006
Income taxes computed at federal statutory tax rate	$1,259,953	$2,511,218
Increase (decrease) resulting from:
Tax-exempt interest	(165,396)	(172,772)
Nondeductible interest on tax-exempt investments	28,576	25,360
Life insurance income	(97,265)	(90,558)
State income taxes	199	157,526
Other, net	91,789	37,408

	$1,117,856	$2,468,182

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	INCOME TAXES (Continued)

The following summarizes the components of the net deferred tax asset. The deferred tax asset is included as a component of other assets as follows:

	December 31,
	2007	2006
Deferred income tax assets:
Allowance for loan losses	$2,462,594	$1,665,099
Pension plan contributions	80,152	67,481
Deferred compensation	623,348	488,000
Other	204,115	21,704
Unrecognized net periodic pension costs	268,495	282,897

Total gross deferred tax assets	$3,638,704	$2,525,181

Deferred income tax liabilities:
Accumulated depreciation on premises and equipment	$(168,114)	$(144,608)
Unrealized gain on investment securities available for sale	(225,286)	(45,137)
Other	(107,949)	(75,564)

Total gross deferred tax liabilities	$(501,349)	$(265,309)

Net deferred income tax asset	$3,137,355	$2,259,872

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

Defined Benefit Pension Plan

The Parent Company sponsors a defined benefit pension plan covering substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Parent Company and compensation rates for the last five years. Contributions to the plan reflect benefits attributed to employees’ services to date, as well as services expected to be performed in the future.

Pension expense includes the following components:

	December 31,
	2007	2006
Service cost of the current period	$261,837	$212,117
Interest cost on the projected benefit obligation	170,163	139,875
Return on plan assets	(152,447)	(118,967)
Net amortization of prior service cost, and actuarial net gain/loss	27,208	60,185

Pension expense, net	$306,761	$293,210

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

The following table shows the pre-tax change in accumulated other comprehensive income (loss), a component of stockholders’ equity, attributable to the components of net pension expense and reclassification adjustments:

For the year ended December 31, 2007	Unrecognized Actuarial Net Gain or Loss	Unamortized Prior Service Cost
Accumulated other comprehensive income, beginning of year	$834,165	$2,115
Components of comprehensive income arising during period:
Recognized during the period	(19,382)	(2,115)
Recognized in net periodic pension cost	(25,093)	—

Accumulated other comprehensive income, end of year	$789,690	$—

The Parent Company uses the straight-line method of amortization for prior service cost and unrecognized gains and losses. During 2008, the Company expects to expense approximately $24,000 for unrecognized gains and losses.

Effective 2006, FASB Statement No. 158 required that companies recognize a balance sheet asset or liability for their pension plans equal to the funded status of the plan, as shown below.

The following sets forth the funded status of the plan and the amounts included in the accompanying balance sheet:

	December 31,
	2007	2006
Actuarial present value of benefit obligations:
Accumulated benefit obligation	$1,405,118	$1,618,942

Projected benefit obligation	$3,171,451	$2,673,181

Fair value of assets held in the plan	$2,207,269	$1,848,558

Unfunded excess of projected benefit obligation over plan assets	964,182	824,623
Unfunded (accrued) prepaid liability	(174,492)	9,542

Accrued pension liability recognized in other comprehensive income	$789,690	$834,165

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

The following table includes a reconciliation of projected benefit obligation:

	December 31,
	2007	2006
Projected benefit obligation beginning of year	$2,673,181	$2,271,912
Service cost	261,837	212,117
Interest cost	170,163	139,875
Distributions	(97,311)	(16,717)
Actuarial (gains) losses	163,581	65,994

Projected benefit obligation end of year	$3,171,451	$2,673,181

The following table includes a reconciliation of the fair value of plan assets:

	December 31,
	2007	2006
Fair value – beginning of year	$1,848,558	$1,427,608
Contributions	273,183	222,957
Return on plan assets	235,089	118,967
Distributions	(97,311)	(16,717)
Unrealized gains (losses)	(52,250)	95,743

Fair value – end of year	$2,207,269	$1,848,558

The following table sets forth the assumptions used to compute the estimated pension liability:

	December 31,
	2007	2006
Weighted average discount rate – projected benefit obligation	6.00%	6.00%
Increase in future compensation levels	4.00%	4.00%
Expected long-term rate of return	8.25%	8.25%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

In consultation with the plan’s investment management company and actuary, the Parent Company, as plan sponsor, arrives at an assumption for the expected long-term rate of return on plan assets. This rate is intended to reflect the average rate of earnings expected on funds invested given funding obligations, future compensation levels, and inflation. The expected long-term rate of return is not necessarily a reflection of recent experience but rather a historical estimate of future long-term rates of return. Anticipated returns for the plan are not reduced by taxes and assume the plan continues in place for the foreseeable future.

The Parent Company reviews the plan’s asset allocation and investment mix at least annually. Plan assets may be invested in a mix of the following major classes: equity – large cap; equity – small and mid cap; equity – international; short and intermediate bond; and money market. Investment strategies are based, in part, on the Company’s overall assessment of the state of the economy and its assumed direction, the Federal Reserve Board’s bias in setting monetary policy, fiscal policy and its projected impact, and the direction of short and long-term interest rates. Investment strategies are guided by an investment policy that calls for comparing the investment performance of the investment management company to an appropriate benchmark. This evaluation is conducted over a three-year horizon and also considers the investment manager’s performance relative to their discipline.

The estimated benefit payments by year to plan participants over the next 10 years are as follows:

2008	$2,600
2009	2,500
2010	24,500
2011	28,300
2012	34,700
2013-2017	1,126,500

Total estimated benefit payments over next ten years	$1,219,100

The Parent Company contributed $306,761 and $222,957 to the plan in 2007 and 2006, respectively. During 2008, the Company expects to contribute approximately $285,000 to the plan.

The incremental effect of applying FASB Statement No. 158 on individual items on the Company’s consolidated balance sheet at December 31, 2007 is a decrease in the funded status of the pension plan liability of $42,360, a decrease in deferred tax assets of $14,402 and a rise in stockholders’ equity of $27,958.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Profit Sharing Plan

The Parent Company sponsors an Internal Revenue Code Section 401(k) Employee Savings Plan that permits an employee to defer annual cash compensation. The Parent Company’s Board of Directors determines the Parent Company’s contribution, which was approximately $271,000 and $391,000 in 2007 and 2006, respectively.

Deferred Compensation Plans

The Bank has entered into salary continuation agreements with its directors, its chief executive officer and five other officers. In 2007 and 2006, the Bank expensed $381,452 and $350,528, respectively, for the accrual of future salary continuation benefits. The Bank has elected to fund the salary continuation liability with single premium universal life insurance policies. In 2007 and 2006, cash value income totaled $274,838 and $258,066, respectively. As of December 31, 2007 and 2006, other assets included $6,314,451 and $6,076,670, respectively, in surrender value, and other liabilities included salary continuation benefits payable of $1,651,870 and $1,293,201, respectively.

The Bank also maintains split dollar insurance on its chief executive officer. In 2007 and 2006, the increase in cash surrender value recorded in income totaled $11,236 and $8,280, respectively. As of December 31, 2007 and 2006, other assets include accrued cash surrender value of $201,706 and $190,470, respectively.

NOTE 10.	STOCK OPTION PLANS

The Company’s Stock Option Plans (1998 and 2006) reserve a maximum of 331,892 shares of common stock as of December 31, 2007. Options are granted with exercise prices equal to the fair market value of the stock at the date of the grant. These options expire 10 years from the grant date and vest between four and six years. The Plans provide that upon exercise, the number of options awarded will be adjusted for any stock dividends occurring since the grant date. Therefore, the number of shares granted and the weighted average exercise prices have been adjusted for any stock dividends that have been declared since the first options were granted under the Plans.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton valuation model that uses the assumptions noted in the following table. Expected volatilities are based on a pool of similarly situated and traded Georgia community banks. The Company considers historical data and peer group data to estimate option exercise and employee terminations within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is based on the short-cut method and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	STOCK OPTION PLAN (Continued)

	Years Ended December 31,
	2007	2006
Dividend yield	N/A	1.50%
Expected life	N/A	8 years
Risk-free interest rate	N/A	5.18%
Expected volatility	N/A	10.33%

No options were granted during the year ended December 31, 2007. The weighted-average grant-date fair value of options granted during the year ended December 31, 2006 was $4.70.

A summary status of the Company’s Stock Option Plans as of December 31, 2007 and 2006, and changes during the years ending on those dates is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2007	203,892	$15.48
Granted	—	—
Exercised	(2,000)	11.90		$16,200
Forfeited	(2,000)	20.00		0

Outstanding at December 31, 2007	199,892	$15.47	5.3	$905,511

Vested at December 31, 2007	124,719	$13.27	3.6	$921,711

Outstanding at January 1, 2006	132,344	$12.39
Granted	82,000	20.02
Exercised	(10,452)	11.99		$109,903

Outstanding at December 31, 2006	203,892	$15.48	6.3	$1,431,322

Vested at December 31, 2006	103,866	$12.37	3.7	$1,052,162

Information pertaining to options outstanding at December 31, 2007 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$11.90 – $12.80	115,594	3.0 years	$12.23	107,000	$12.18
$18.00 – $21.00	84,298	8.5 years	$19.92	17,719	$19.83

As of December 31, 2007, there was $308,055 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted-average period of 4 years. The total fair value of shares vested during the years ended December 31, 2007 and 2006 was $417,060 and $41,081, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	RELATED PARTY TRANSACTIONS

As of December 31, 2007 and 2006, the Bank had direct and indirect loans outstanding to or for the benefit of certain of the Bank’s executive officers, directors, and their related interests of $2,468,473 and $2,433,480, respectively. During 2007 and 2006, $951,514 and $1,724,020 of such loans were made and repayments totaled $916,520 and $242,350, respectively. These loans were made in the ordinary course of business in conformity with normal credit terms, including interest rates and collateral requirements prevailing at the time for comparable transactions with other borrowers. These individuals and their related interests also maintain customary demand and time deposit accounts at the Bank which amounted to $5,075,091 and $3,360,186 at December 31, 2007 and 2006, respectively.

NOTE 12.	STOCKHOLDERS’ EQUITY

The Parent Company and the Bank are subject to various capital requirements administered by the regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following tables) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). As of December 31, 2007, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the tables. The Company’s actual capital amounts and ratios are also presented in the following tables. Capital levels at the Parent Company approximate those of the Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	STOCKHOLDERS’ EQUITY (Continued)

	Well Capitalized Requirement		Adequately Capitalized Requirement		Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2007
Tier I Capital to Average Assets	$23,025	5.00%	$13,815	3.00%	$37,285	8.10%
Tier I Capital to Risk Weighted Assets	$22,284	6.00%	$14,856	4.00%	$37,285	10.04%
Total Capital to Risk Weighted Assets	$37,140	10.00%	$29,712	8.00%	$41,956	11.30%
As of December 31, 2006
Tier I Capital to Average Assets	$22,627	5.00%	$13,576	3.00%	$35,571	7.90%
Tier I Capital to Risk Weighted Assets	$21,562	6.00%	$14,375	4.00%	$35,571	9.90%
Total Capital to Risk Weighted Assets	$35,937	10.00%	$28,750	8.00%	$40,250	11.20%

Management believes, as of December 31, 2007, that the Parent Company and the Bank meet all capital requirements to which they are subject.

Banking regulations limit the amount of dividends which the Bank may pay without obtaining prior approval. Under current state banking laws, the approval of the Georgia Department of Banking and Finance will be required if the total of all dividends declared in the calendar year exceeds 50 percent of the net profits for the previous calendar year, and the ratio of equity capital to adjusted total assets is less than 6 percent. At December 31, 2007, stockholders’ equity of the Bank available for the payment of dividends after that date to the Parent Company without prior regulatory approval was approximately $1,301,000.

NOTE 13.	OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2007 and 2006, commitments to extend credit totaled $45,567,042 and $65,185,930, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS (Continued)

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 2007 and 2006, commitments under letters of credit aggregated $2,069,008 and $2,083,391, respectively. In 2007 and 2006, the Bank was not required to perform on any letters of credit.

The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the other party. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties on those commitments for which collateral is deemed necessary.

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiaries, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Cash Equivalents: For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment Securities: Fair values for investment securities are based on quoted market prices.

Loans: The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Other Investments: The carrying value of other investments is estimated to approximate fair value.

Bank Owned Life Insurance: The carrying value of cash surrender value of life insurance approximates fair value.

Deposits: The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits are the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Other Borrowed Funds: The fair value of fixed rate and convertible FHLB advances is estimated by discounting the future cash flows using the current rates at which similar advances would be drawn by the Bank. For variable rate FHLB advances, the carrying value approximates fair value. The carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate their fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Commitments to Extend Credit and Standby Letters of Credit: Off-balance-sheet financial instruments (commitments to extend credit and standby letters of credit) are generally short-term and at variable interest rates. Therefore, both the carrying value and the fair value associated with these instruments are immaterial.

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2007 and 2006 are as follows:

	December 31, 2007		December 31, 2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$21,343,108	$21,343,108	$26,478,947	$26,478,947
Investment securities	76,086,094	76,081,629	85,847,703	85,847,453
Other investments	1,760,865	1,760,865	2,179,165	2,179,165
Loans (net)	334,898,169	334,678,894	324,214,769	321,273,548
Bank owned life insurance	6,516,157	6,516,157	6,267,140	6,267,140
Financial liabilities:
Deposits	$407,276,858	$407,402,402	$399,530,583	$399,545,083
Other borrowed funds	12,461,379	12,544,985	21,000,000	20,400,000

Due to the short-term duration of most of the off-balance-sheet financial instruments (commitments to extend credit and standby letters of credit), management has chosen not to defer any fees associated with those instruments. Additionally, most of the off-balance-sheet financial instruments (or their underlying credit instrument) carry variable rates. Therefore, management has determined that both the carrying value and the fair value associated with the off-balance-sheet financial instruments are immaterial.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	CONDENSED FINANCIAL INFORMATION OF McINTOSH BANCSHARES, INC.

CONDENSED BALANCE SHEETS

(Parent Only)

	2007	2006
Assets
Cash	$367,968	$137,092
Investment in McIntosh State Bank subsidiary	38,001,249	35,700,262
Investment in McIntosh Financial Services, Inc. subsidiary	142,386	88,653
Investment securities available for sale	—	564,375
Other assets	292,936	379,503

Total assets	$38,804,539	$36,869,885

Liabilities and Stockholders’ Equity
Unfunded pension liability	$1,002,093	$1,010,875
Other liabilities	—	128,146

Total liabilities	1,002,093	1,139,021

Stockholders’ equity:
Common stock	7,027,440	3,511,220
Surplus	5,686,589	9,085,000
Retained earnings	25,172,294	23,596,177
Accumulated other comprehensive income (loss)	(83,877)	(461,533)

Total stockholders’ equity	37,802,446	35,730,864

Total liabilities and stockholders’ equity	$38,804,539	$36,869,885

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	CONDENSED FINANCIAL INFORMATION OF McINTOSH BANCSHARES, INC. (Continued)

CONDENSED STATEMENTS OF EARNINGS

(Parent Only)

	2007	2006
Dividend income from Bank subsidiary	$900,000	$800,000
Interest income	461	—
Income from gain on sale of securities	147,853	—
Operating expenses	(216,691)	(159,483)

Income before equity in undistributed earnings of subsidiaries	831,623	640,517
Equity in undistributed earnings of subsidiaries	1,756,265	4,277,235

Net earnings	$2,587,888	$4,917,752

CONDENSED STATEMENTS OF CASH FLOWS

(Parent Only)

	2007	2006
OPERATING ACTIVITIES
Cash flows from operating activities:
Net earnings	$2,587,888	$4,917,752
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on sale of securities	(147,853)	—
Equity in undistributed earnings of subsidiaries	(1,756,265)	(4,277,235)
Stock-based compensation	94,009	67,372
Other operating activities	105,742	(26,354)

Net cash provided by operating activities	883,521	681,535

INVESTING ACTIVITIES
Cash flows from investing activities, consisting of sales of securities	335,326	—

Net cash flows provided by investing activities	335,326	—

FINANCING ACTIVITIES
Cash flows from financing activities:
Proceeds from exercise of stock options	23,800	125,300
Dividends paid	(1,011,771)	(839,557)

Net cash flows used in financing activities	(987,971)	(714,257)

Net change in cash	230,876	(32,722)
Cash at beginning of year	137,092	169,814

Cash at end of year	$367,968	$137,092

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	OTHER COMMITMENTS AND OBLIGATIONS

The Bank has entered into operating lease commitments for two banking offices and properties for signage and an ATM site. The following table outlines the total annual obligations arising from these leases:

Annual Obligation
2008	$135,818
2009	130,788
2010	130,320
2011	130,320
2012	130,320
Thereafter	259,200

$916,766

The Bank has commitments to purchase federal funds from its correspondent banks totaling $25,800,000 as of December 31, 2007. As of December 31, 2007, the Bank has no outstanding balance under these commitments. The Bank has committed to purchase 0.5 acres of land in Greensboro, Georgia for future expansion. The commitment amount for this land purchase is $650,000 of which $100,000 has been contingently deposited.

NOTE 17.	MISCELLANEOUS OPERATING INCOME AND EXPENSES

Significant components of other operating income and expense included in the consolidated statements of earnings in excess of 1% of interest and other income for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
Other operating income:
Secondary market mortgage origination fees	$689,261	$774,188
Other operating expenses:
Professional fees	$404,755	$501,014
Data processing expenses	626,450	565,547