Form 10-K, Exhibit 13
period 2008-12-31
MCINTOSH BANCSHARES INC /GA/
filed 2009-03-25
CIK 872545

EXHIBIT NO. 13.1

MCINTOSH BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2008 and 2007

(with Report of Independent Registered Public Accounting Firm)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

McIntosh Bancshares, Inc.

Jackson, Georgia

We have audited the consolidated balance sheets of McIntosh Bancshares, Inc. (the Company) and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of McIntosh Bancshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

March 25, 2009

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2008 and 2007

	2008	2007
Assets
Cash and due from banks	$11,236,248	$6,491,435
Interest-bearing deposits	3,648,976	6,727,673
Federal funds sold	6,000,000	8,124,000
Investment securities held to maturity (market value of $231,047)	—	235,512
Investment securities available for sale	70,655,886	75,850,582
Other investments	3,347,979	1,760,865
Loans	324,331,007	341,854,333
Less: Allowance for loan losses	(8,517,479)	(6,956,164)

Loans, net	315,813,528	334,898,169

Premises and equipment, net	6,785,873	7,443,657
Other real estate	14,829,144	6,246,715
Accrued interest receivable	2,296,294	3,835,210
Bank owned life insurance	6,774,322	6,516,157
Other assets	9,765,916	4,324,605

Total assets	$451,154,166	$462,454,580

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Demand	$32,218,792	$31,891,955
Money market and NOW accounts	89,485,500	116,452,038
Savings	21,488,019	12,568,818
Time deposits of $100,000 or more	108,775,948	117,250,399
Time deposits	143,631,233	129,113,648

Total deposits	395,599,492	407,276,858
Borrowed funds	16,656,504	12,461,379
Accrued interest payable and other liabilities	6,624,647	4,913,897

Total liabilities	418,880,643	424,652,134

Commitments

Stockholders’ equity:
Common stock, par value $2.50; 10,000,000 shares authorized, 3,252,581 shares for 2008 and 2,810,976 shares for 2007 issued and outstanding	8,131,453	7,027,440
Surplus	7,660,276	5,686,589
Retained earnings	16,689,822	25,172,294
Accumulated other comprehensive loss	(208,028)	(83,877)

Total stockholders’ equity	32,273,523	37,802,446

Total liabilities and stockholders’ equity	$451,154,166	$462,454,580

See accompanying notes to consolidated financial statements.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended December 31, 2008 and 2007

	2008	2007
Interest income:
Loans, including fees	$22,153,075	$29,778,098
Interest on investment securities:
U.S. Treasury, U.S. Government agency and mortgage-backed securities	3,191,545	3,367,380
State, county and municipal	258,272	428,973
Other investments	96,000	157,774
Federal funds sold and other short-term investments	234,238	453,892

Total interest income	25,933,130	34,186,117

Interest expense:
Interest-bearing demand and money market	1,328,132	3,441,208
Savings	264,539	184,350
Time deposits of $100,000 or more	5,209,118	6,202,057
Other time deposits	5,675,571	5,923,425
Other	538,029	704,357

Total interest expense	13,015,389	16,455,397

Net interest income	12,917,741	17,730,720
Provision for loan losses	15,947,716	3,324,370

Net interest income (loss) after provision for loan losses	(3,029,975)	14,406,350

Other income:
Service charges	2,503,665	2,307,843
Investment securities gains	2,184,140	156,053
Increase in cash surrender value of life insurance	297,560	286,074
Other real estate owned losses	(1,180,926)	(23,164)
Fixed and repossessed asset losses	(14,844)	(7,772)
Other income	1,242,182	1,487,199

Total other income	5,031,777	4,206,233

Other expenses:
Salaries and employee benefits	9,126,505	9,582,292
Occupancy and equipment	1,795,829	1,744,790
Other operating	4,431,671	3,579,757

Total other expenses	15,354,005	14,906,839

Earnings (loss) before income taxes	(13,352,203)	3,705,744
Income tax (expense) benefit	5,122,719	(1,117,856)

Net earnings (loss)	$(8,229,484)	$2,587,888

Basic earnings (loss) per common share based on average outstanding shares of 2,813,389 in 2008 and 2,810,554 in 2007	$(2.93)	$0.92

Diluted net earnings (loss) per common share based on average outstanding shares of 2,813,389 in 2008 and 2,860,884 in 2007	$(2.93)	$0.90

Dividends declared per share of common stock	$0.09	$0.36

See accompanying notes to consolidated financial statements.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2008 and 2007

	2008	2007
Net earnings (loss)	$(8,229,484)	$2,587,888
Other comprehensive income (loss), net of income tax:
Unrealized gains on securities available for sale:
Holding gains arising during period, net of tax of $413,831 and $230,417	803,319	447,281
Less: Reclassification adjustment for gains on sale of securities, net of tax of ($8,033) and ($50,270)	(15,592)	(97,583)
Change in unfunded pension liability, net of tax of ($469,758) and $14,402	(911,878)	27,958

Total other comprehensive income (loss)	(124,151)	377,656

Comprehensive income (loss)	$(8,353,635)	$2,965,544

See accompanying notes to consolidated financial statements.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For The Years Ended December 31, 2008 and 2007	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2006	$7,022,440	$5,573,780	$23,596,177	$(461,533)	$35,730,864

Net earnings	—	—	2,587,888	—	2,587,888
Change in unrealized gains/losses on securities available for sale	—	—	—	349,698	349,698
Change in unfunded pension obligation	—	—	—	27,958	27,958
Stock-based compensation	—	94,009	—	—	94,009
Cash dividend paid, $0.36 per share	—	—	(1,011,771)	—	(1,011,771)
Stock options exercised, 2,000 shares	5,000	18,800	—	—	23,800

Balance, December 31, 2007	$7,027,440	$5,686,589	$25,172,294	$(83,877)	$37,802,446

Net loss	—	—	(8,229,484)	—	(8,229,484)
Change in unrealized gains/losses on securities available for sale	—	—	—	787,727	787,727
Change in unfunded pension obligation	—	—	—	(911,878)	(911,878)
Stock-based compensation	—	93,081	—	—	93,081
Cash dividend paid, $0.09 per share	—	—	(252,988)	—	(252,988)
Issued 441,605 shares of common stock $2.50 par, net of $40,375 issuance costs	1,104,013	1,880,606	—	—	2,984,619

Balance, December 31, 2008	$8,131,453	$7,660,276	$16,689,822	$(208,028)	$32,273,523

See accompanying notes to consolidated financial statements.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2008 and 2007

	2008	2007
Cash flows from operating activities:
Net earnings (loss)	$(8,229,484)	$2,587,888
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation, accretion and amortization	821,995	633,132
Gain on sale of other investments	(2,158,514)	—
Gain on sale or call of securities available for sale	(25,626)	(156,053)
Provision for loan losses	15,947,716	3,324,370
Stock-based compensation	93,081	94,009
Provision for deferred income tax benefit	(69,520)	(1,072,034)
Loss on sale of other real estate	1,180,926	23,164
Loss on fixed and repossessed asset disposal	14,844	7,772
Change in:
Accrued interest receivable and other assets	(4,041,120)	(82,272)
Accrued interest payable and other liabilities	329,115	(295,443)

Net cash provided by operating activities	3,863,413	5,064,533

Cash flows from investing activities:
Proceeds from maturities and paydowns of securities available for sale	30,794,789	41,847,408
Proceeds from maturities and paydowns of securities held to maturity	235,000	100,000
Proceeds from sales of securities available for sale	9,468,448	335,326
Proceeds from sales of other real estate	7,285,425	2,855,029
Purchases of securities available for sale	(33,864,987)	(31,674,856)
Purchases of other investments	(2,631,179)	(1,478,500)
Proceed from sales of other investments	3,202,579	1,896,800
Additions to other real estate	(1,821,809)	(313,249)
Net change in loans	(12,090,046)	(20,611,278)
Purchases of premises and equipment	(148,907)	(1,376,735)

Net cash provided (used) by investing activities	429,313	(8,420,055)

Cash flows from financing activities:
Net change in deposits	(11,677,366)	7,746,275
Proceed from sale of common stock	3,024,994	—
Stock issuance cost	(40,375)	—
Proceeds from exercise of stock options	—	23,800
Proceeds from borrowed funds	24,695,125	15,611,379
Repayment of borrowed fund	(20,500,000)	(24,150,000)
Dividends paid	(252,988)	(1,011,771)

Net cash used by financing activities	(4,750,610)	(1,780,317)

Net change in cash and cash equivalents	(457,884)	(5,135,839)
Cash and cash equivalents at beginning of period	21,343,108	26,478,947

Cash and cash equivalents at end of period	$20,885,224	$21,343,108

Supplemental schedule of noncash investing and financing activities:
Change in net unrealized gain/loss on investment securities available-for-sale, net of tax	$787,727	$349,698
Change in unfunded pension liability	$(911,878)	$27,958
Transfer of loans to other real estate	$15,238,971	$6,603,508
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$13,151,515	$16,257,535
Income taxes	$—	$2,374,954

See accompanying notes to consolidated financial statements.

McINTOSH BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

McIntosh Bancshares, Inc. and subsidiaries (the “Company”) provide a full range of banking and bank-related services to individual and corporate customers in the Georgia counties of Butts, Jasper and Henry and surrounding areas. McIntosh Bancshares, Inc. and subsidiaries are subject to competition from other financial institutions and are also subject to the regulations of certain governmental agencies and undergo periodic examinations by those regulatory authorities.

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

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with the Federal Home Loan Bank of (FHLB), the Federal Reserve Bank (FRB), and a broker-dealer, and federal funds sold. Generally, federal funds are sold for one day periods.

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

Loans

Loans are reported at the gross amount outstanding net of the valuation allowance for loan losses. Interest income is generally recognized over the terms of the loans based on the principal amount outstanding. Loan origination fees and direct origination costs, which are approximately the same on most loans, are recognized at the time the loan is recorded on the books. If the collectibility of interest appears doubtful, accrual is discontinued. Accrued interest, which appears doubtful of collection, is reversed against interest income if accrued in the current year or charged to the allowance for loan losses if accrued in prior years. Payments received on non-accrual loans are recorded as a reduction to the loan’s balance. Accrual of interest is resumed if management believes a borrower’s financial position has improved sufficient to support the debt and demonstrated through payment history.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Loans or relationships exceeding $200,000 on nonaccrual or internally graded Substandard or Doubtful are reviewed for impairment. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized when received.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. The Bank’s practice is to charge-off loans (in whole or part) when the credit (1) becomes 120 days past due and is not real estate secured, (2) is deemed collateral dependent and impaired when secured by real estate, or (3) is rated Loss. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific nonperforming loans.

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

Management reviews the adequacy of the allowance at least quarterly. This review considers changes to loan grades, delinquency levels, portfolio mix, and impairment testing results as well as changes to eight qualitative factors regarding the economy and overall underwriting standards. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance. Bank regulators may make the Bank increase the allowance based upon their examination results.

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

Other Real Estate

Other real estate represents properties acquired through or in lieu of loan foreclosure. Other real estate is initially recorded at the lower of cost or fair value less estimated disposal costs. Fair value is reviewed annually after the initial determination, any write-down to fair value up to 90 days after transfer to other real estate is charged to the allowance for loan losses. Costs of improvements are capitalized, as long as the resulting balance of the asset does not exceed fair value less costs of disposal. Whereas costs relating to holding other real estate and valuation adjustments subsequent to 90 days of transfer are expensed. Revenue and expenses from operations and changes in the valuation allowance are included in gain (loss) from foreclosed assets.

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

Goodwill

Goodwill represents the excess of cost over the fair value of the net assets purchased in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment, the amount by which the carrying amount exceeds the fair value would be charged to earnings. The carrying amount of goodwill, which is included in other assets in the accompanying consolidated balance sheets, totaled $600,743 at December 31, 2008 and 2007. During 2008 and 2007, there was no charge to earnings for impairment of goodwill.

Earnings Per Common Share

Basic earnings (loss) per common share has been computed based on the weighted average number of shares outstanding during the period which totaled 3,252,581 and 2,810,554 for the years ended December 31, 2008 and 2007 respectively. The basic earnings per share calculation have been adjusted to reflect the impact of dilutive securities in the form of stock options. Inclusion of potential common shares for the period ending December 31, 2008 would have been anti-dilutive; therefore, these amounts are not presented. There were 199,892 anti-dilutive stock options outstanding at December 31, 2008. The basic and diluted earnings per share for 2007 are as follows:

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

While FASB Statement No. 158 amends FASB Statement No. 87, FASB Statement No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, FASB Statement No. 106, and FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, and other related accounting literature, the Company will continue to apply the provisions in FASB Statements No. 87, 88, and 106 in measuring plan assets and benefit obligations as of the date of its balance sheets and in determining the amount of net periodic benefit cost.

Adoption of FASB Statement No. 158 requires the Company to charge other comprehensive income, net of tax, related to actuarial net gains or losses and prior service costs or credits that arose during the period but not recognized as components of net periodic benefit cost. Refer to Footnote 9 for further information on the Company’s defined benefit pension plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

The Company accounts for its stock compensation plans using Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payments, which requires a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Refer to Footnote 10 for more information about the Company’s stock- based compensation program.

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

Recent Accounting Pronouncements

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115 allows for voluntary use of fair value accounting at the instrument level. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has elected not to utilize fair value accounting.

Emerging Issues Task Force (EITF) Issue 99-20-1, Amendments to the Impairment Guidance of EITF 99-20 Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests addresses clarification on whether other-than-temporary impairment (OTTI) has occurred. EITF Issue 99-20-1 is effective for fiscal years beginning after December 15, 2008. The Company has evaluated the impact of implementation of EITF Issue 99-20-1 and found its application to OTTI assessment was immaterial to the consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

NOTE 2.	CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank or in cash. At December 31, 2008 and 2007, the Bank’s reserve requirement was approximately $4,869,000 and $176,000, respectively. The Bank maintained cash balances which were adequate to meet the requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENT SECURITIES

Investment securities at December 31, 2008 and 2007 are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Securities Held to Maturity
December 31, 2007
States and political subdivisions	$235,512	$—	$(4,465)	$231,047

Securities Available for Sale
December 31, 2008
U. S. Government-sponsored agencies	$26,782,056	$823,585	$—	$27,605,641
Mortgage-backed securities	39,267,722	1,039,517	(7,339)	40,299,900
States and political subdivisions	2,249,980	40,482	(31,007)	2,259,455
Corporate debt securities	500,000	—	(9,110)	490,890

	$68,799,758	$1,903,584	$(47,456)	$70,655,886

December 31, 2007
U. S. Government-sponsored agencies	$42,645,853	$677,561	$(8,801)	$43,314,613
Mortgage-backed securities	20,748,902	75,575	(159,928)	20,664,549
States and political subdivisions	11,293,221	133,703	(60,904)	11,366,020
Corporate debt securities	500,000	5,400	—	505,400

	$75,187,976	$892,239	$(229,633)	$75,850,582

Other investments are comprised of the following:

	December 31,
	2008	2007
Federal Home Loan Bank	$1,641,300	$1,369,300
Silverton Financial Services, Inc.	1,706,679	391,565

	$3,347,979	$1,760,865

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market value of investment securities available for sale at December 31, 2008, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Investment Securities Available for Sale
	Amortized Cost	Market Value
Due in one year or less	$1,645,000	$1,662,359
Due from one to five years	21,496,302	22,086,810
Due from five to ten years	6,150,734	6,387,647
Due after ten years	240,000	219,170
Mortgage-backed securities	39,267,722	40,299,900

	$68,799,758	$70,655,886

Gross gains and losses on calls and sales of securities consist of the following:

	Years Ended December 31,
	2008	2007
Gross gains on calls of securities	$2,000	$8,200
Gross gains on sales of securities	2,182,140	147,853

	$2,184,140	$156,053

Proceeds from the sale of available-for-sale securities for the years ended December 31, 2008 and 2007 totaled $9,468,448 and $335,326, respectively. Proceeds from the sale of other investments for the year ended December 31, 2008 totaled $3,202,579. There were no sales of other investments for the year ended December 31, 2007.

Investment securities with a market value of $69,883,410 and $72,624,840 at December 31, 2008 and 2007, respectively, were pledged to secure public funds required by law, collateralized United States Treasury, Tax and Loan deposits, collateralized a Federal Funds accommodation line, and sold under agreement to repurchase.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENT SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position for the years ended at December 31, 2008 and 2007, respectively

	Less Than Twelve Months		Twelve Months or More
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2008

State and political subdivisions	$(31,007)	$708,993	$—	$—
Mortgage-backed securities	(23)	17,643	(7,316)	475,428
Corporate debt securities	(9,110)	490,890	—	—

Total	$(40,140)	$1,217,526	$(7,316)	$475,428

December 31, 2007

U.S. Government-sponsored agencies	$(3,013)	$992,165	$(5,788)	$4,399,003
State and political subdivisions	(11,669)	1,275,063	(53,700)	2,281,680
Mortgage-backed securities	(6,760)	2,953,009	(153,168)	9,307,228

Total	$(21,442)	$5,220,237	$(212,656)	$15,987,911

In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies has occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary as of December 31, 2008 and 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	LOANS

Major classifications of loans are summarized as follows:

	December 31,
	2008	2007
Commercial, financial and agricultural	$63,786,772	$56,712,741
Real estate – mortgage	178,287,266	158,317,197
Real estate – construction	63,051,843	109,739,188
Consumer and other	15,323,921	16,074,053
Tax-exempt	3,881,205	1,011,154

	324,331,007	341,854,333
Less: Allowance for loan losses	(8,517,479)	(6,956,164)

	$315,813,528	$334,898,169

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Butts, Jasper and Henry counties as well as other adjoining counties in Georgia. Although the Bank has a diversified portfolio, a substantial portion is secured by improved and unimproved real estate and is dependent on the real estate market.

The following is a summary of activity in the allowance for loan losses:

	Years Ended December 31,
	2008	2007
Balance at beginning of year	$6,956,164	$4,661,975
Provision charged to expense	15,947,716	3,324,370
Loans charged off	(14,469,948)	(1,238,344)
Recoveries of loans previously charged off	83,547	208,163

	$8,517,479	$6,956,164

Impaired loans totaled $38,269,840 and $24,713,216 at December 31, 2008 and 2007, respectively. Allocations of the loan loss reserve related to impaired loans totaled $4,163,312 and $2,916,854 at December 31, 2008 and 2007, respectively. The average balance for impaired loans in the years ended December 31, 2008 and 2007 was approximately $37,863,000 and $13,581,000, respectively. There were no significant amounts of interest income recognized on impaired loans for the years ended December 31, 2008 and 2007.

Loans on nonaccrual status totaled $29,754,944 and $21,564,737 at December 31, 2008 and 2007, respectively. Loans past due ninety days or more and still accruing interest totaled $512 and $43,704 at December 31, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following:

	December 31,
	2008	2007
Land	$785,361	$800,433
Buildings and land improvements	7,029,806	7,149,531
Furniture, fixtures and equipment	5,084,382	4,846,686

	12,899,549	12,796,650
Less accumulated depreciation	(6,113,676)	(5,352,993)

	$6,785,873	$7,443,657

Depreciation expense totaled approximately $806,000 and $793,000 in 2008 and 2007, respectively.

NOTE 6.	DEPOSITS

Maturities of time deposits at December 31, 2008 are as follows:

Maturing in:
2009	$189,734,166
2010	34,511,006
2011	12,612,108
2012	8,755,253
2013	6,794,648

$252,407,181

For the years ended December 31, 2008 and 2007 the Bank had $50,856,000 and $58,026,000, respectively, in brokered deposits outstanding. The daily average of such deposits totaled $53,382,000 and $47,352,000 for the years ended December 31, 2008 and 2007, respectively. For the years ended December 31, 2008 and 2007 the weighted average cost of funds on these deposits was 4.44% and 5.32%, respectively. As of December 31, 2008 and 2007, the weighted average rate on these deposits was 3.99% and 4.76%, respectively. Brokered deposits mature from January 8, 2009 through December 8, 2011. Brokered deposits may not be renewed without prior approval of the FDIC if the Bank is less than Well Capitalized.

NOTE 7.	OTHER BORROWED FUNDS

Other borrowed funds are summarized as follows:

	December 31,
	2008	2007
FHLB advances	$16,000,000	$12,000,000
Repurchase agreements and other short-term borrowings	656,504	461,379

	$16,656,504	$12,461,379

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	OTHER BORROWED FUNDS (Continued)

The Bank has invested in FHLB stock for the purpose of establishing credit lines with the FHLB. Advances on the credit lines are secured by liens against the Bank’s qualifying real estate loans. Total qualifying real estate loans eligible as collateral amounted to $61,945,000 and $81,332,000 at December 31, 2008 and 2007, respectively. The amount of qualifying real estate loans eligible was reduced during 2008 as the Bank opted to instead pledge commercial real estate loans as collateral for the Federal Reserve Bank discount window due to greater availability on eligible collateral. Outstanding borrowings totaled $16,000,000 and $12,000,000 at December 31, 2008 and 2007, respectively. All advances outstanding at December 31, 2008 carry fixed interest rates ranging from 2.86% to 4.17%, require monthly or quarterly payments of interest only, and mature through May 23, 2018. The FHLB has the option to convert $9,000,000 of the advances at dates through May 2013 to advances bearing interest based on LIBOR. At December 31, 2008, remaining credit availability for the Bank totaled approximately $12,300,000.

The Bank has access to the Federal Reserve Bank (FRB) of Atlanta discount window. Advances are collateralized by eligible loans including commercial real estate mortgages, commercial non real estate loans and agricultural loans. As of December 31, 2008, the Bank had $20,108,000 in eligible loans as collateral providing a borrowing capacity of approximately $15,100,000. Draws from the discount window are intended to be of a short term nature. The Bank had no borrowings from FRB outstanding at December 31, 2008.

Securities sold under agreements to repurchase amounted to $440,757 and $304,555 at December 31, 2008 and 2007 respectively, mature on a daily basis, and are secured by securities with fair values of $1,797,996 and $6,208,398, respectively. The weighted average cost of funds on these agreements was 0.40% and 3.15% for the years ending December 31, 2008 and 2007, respectively.

United States Treasury, Tax, and Loan note obligations totaled $215,746 and $156,824 at December 31, 2008 and 2007, respectively, are callable by the Treasury, and are secured by mortgage-backed securities with a fair value of $270,618 and $343,386 at December 31, 2008 and 2007, respectively. The weighted average cost of funds for this agreement was 1.44% and 4.27% for the years ending December 31, 2008 and 2007, respectively.

NOTE 8.	INCOME TAXES

The following are the components of income tax expense (benefit):

	Years Ended December 31,
	2008	2007
Current	$(5,053,199)	$2,189,890
Deferred	218,309	(1,072,034)
Net operating loss carry-forward	(287,829)	—

Total income tax expense (benefit)	$(5,122,719)	$1,117,856

The Company has net operating loss carry-forwards in 2008 for federal and state income tax purposes of $487,000 and $3,273,000, respectively. If unused, the carry-forwards will expire in 2028.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	INCOME TAXES (Continued)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings (loss) before income taxes are as follows:

	December 31,
	2008	2007
Income tax (benefit) computed at federal statutory tax rate	$(4,539,749)	$1,259,953
Increase (decrease) resulting from:
Tax-exempt interest	(147,660)	(165,396)
Nondeductible interest on tax-exempt investments	20,083	28,576
Life insurance income	(101,170)	(97,265)
State income taxes (benefit), net of federal benefit	(390,133)	199
Other, net	35,911	91,789

	$(5,122,719)	$1,117,856

The following summarizes the components of the net deferred tax asset. The deferred tax asset is included as a component of other assets as follows:

	December 31,
	2008	2007
Deferred income tax assets:
Allowance for loan losses	$2,008,998	$2,462,594
Pension plan contributions	—	80,152
Deferred compensation	746,313	623,348
Net operating loss carry-forward	287,829	—
Accrued pension contribution	224,703	80,152
Unfunded pension liability	738,253	268,495
Other	142,205	123,963

Total gross deferred tax assets	$4,148,301	$3,638,704

Deferred income tax liabilities:
Accumulated depreciation on premises and equipment	$(106,048)	$(168,114)
Unrealized gain on investment securities available for sale	(631,083)	(225,286)
Other	(140,334)	(107,949)

Total gross deferred tax liabilities	$(877,465)	$(501,349)

Net deferred income tax asset	$3,270,836	$3,137,355

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

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

Pension expense includes the following components:

	December 31,
	2008	2007
Service cost of the current period	$330,964	$261,837
Interest cost on the projected benefit obligation	200,812	170,163
Return on plan assets	(182,052)	(152,447)
Net amortization of actuarial net gain/loss	33,335	27,208

Pension expense, net	$383,059	$306,761

The following table shows the pre-tax change in accumulated other comprehensive income (loss), a component of stockholders’ equity, attributable to the components of net pension expense and reclassification adjustments:

For the year ended December 31, 2008	Unrecognized Actuarial Net Gain or Loss	Unamortized Prior Service Cost
Accumulated other comprehensive income, beginning of year	$789,690	$—
Components of comprehensive income arising during period:
Recognized during the period	1,414,970	—
Recognized in net periodic pension cost	(33,335)	—

Accumulated other comprehensive income, end of year	$2,171,325	$—

The Parent Company uses the straight-line method of amortization for prior service cost and unrecognized gains and losses. During 2009, the Company expects to expense approximately $98,400 for unrecognized gains and losses.

The following sets forth the funded status of the plan and the amounts included in the accompanying balance sheet:

	December 31,
	2008	2007
Actuarial present value of benefit obligations:
Accumulated benefit obligation	$2,014,324	$1,405,118

Projected benefit obligation	$4,206,664	$3,171,451
Fair value of assets held in the plan	$1,439,877	$2,207,269

Unfunded excess of projected benefit obligation over plan assets	2,766,787	964,182
Less accrued pension costs	(595,462)	(174,492)

Accrued pension liability recognized in other comprehensive income	$2,171,325	$789,690

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

The following table includes a reconciliation of projected benefit obligation:

	December 31,
	2008	2007
Projected benefit obligation beginning of year	$3,171,451	$2,673,181
Service cost	330,964	261,837
Interest cost	200,812	170,163
Distributions	(2,678)	(97,311)
Actuarial (gains) losses	506,115	163,581

Projected benefit obligation end of year	$4,206,664	$3,171,451

The following table includes a reconciliation of the fair value of plan assets:

	December 31,
	2008	2007
Fair value – beginning of year	$2,207,269	$1,848,558
Contributions	—	273,183
Return on plan assets	47,038	235,089
Distributions	(2,678)	(97,311)
Unrealized gains (losses)	(811,752)	(52,250)

Fair value – end of year	$1,439,877	$2,207,269

The following table sets forth the assumptions used to compute the estimated pension liability:

	December 31,
	2008	2007
Weighted average discount rate - projected benefit obligation	5.80%	6.00%
Increase in future compensation levels	4.00%	4.00%
Expected long-term rate of return	8.25%	8.25%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

In consultation with the plan’s investment management company and actuary, the Parent Company, as plan sponsor, arrives at an assumption for the expected long-term rate of return on plan assets which approximates the yield on AA rated corporate bonds. This rate is intended to reflect the average rate of earnings expected on funds invested given funding obligations, future compensation levels, and inflation. The expected long-term rate of return is not necessarily a reflection of recent experience but rather a historical estimate of future long-term rates of return. Anticipated returns for the plan are not reduced by taxes and assume the plan continues in place for the foreseeable future.

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

The estimated benefit payments by year to plan participants over the next 10 years are as follows:

2009	$1,000
2010	141,000
2011	33,000
2012	50,000
2013	1,558,000
2014-2018	1,569,000

Total estimated benefit payments over next ten years	$3,352,000

The Parent Company made no contribution to the plan in 2008 and contributed $273,183 to the plan in 2007. During 2009, the Company expects to contribute approximately $270,000 to the plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Profit Sharing Plan

The Parent Company sponsors an Internal Revenue Code Section 401(k) Employee Savings Plan that permits an employee to defer annual cash compensation. The Parent Company’s Board of Directors determines the Parent Company’s contribution, which was approximately $148,000 and $271,000 in 2008 and 2007, respectively.

Deferred Compensation Plans

The Bank has entered into salary continuation agreements with its directors, its chief executive officer and five other officers. In 2008 and 2007, the Bank expensed $394,987 and $381,452, respectively, for the accrual of future salary continuation benefits. The Bank has elected to fund the salary continuation liability with single premium universal life insurance policies. In 2008 and 2007, cash value income totaled $285,911 and $274,838, respectively. As of December 31, 2008 and 2007, other assets included $6,560,968 and $6,314,451, respectively, in surrender value. As of December 31, 2008 and 2007, other liabilities included salary continuation benefits payable of $1,977,729 and $1,651,870, respectively.

The Bank also maintains split dollar insurance on its chief executive officer. In 2008 and 2007, the increase in cash surrender value recorded in income totaled $11,649 and $11,236, respectively. As of December 31, 2008 and 2007, other assets include cash surrender value of $213,354 and $201,706, respectively.

NOTE 10.	STOCK OPTION PLANS

The Company’s stock option plans (1998 and 2006) (the “Plans”) reserve a maximum of 331,892 shares of common stock as of December 31, 2008. Options are granted with exercise prices equal to the fair market value of the stock at the date of the grant. These options expire 10 years from the grant date and vest between four and six years. The Plans provide that upon exercise, the number of options awarded will be adjusted for any stock dividends occurring since the grant date. Therefore, the number of shares granted and the weighted average exercise prices have been adjusted for any stock dividends that have been declared since the first options were granted under the Plans.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton valuation model. Expected volatilities are based on a pool of similarly situated and traded Georgia community banks. The Company considers historical data and peer group data to estimate option exercise and employee terminations within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is based on the short-cut method and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. No options were granted during the years ended December 31, 2008 or 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	STOCK OPTION PLANS (Continued)

A summary status of the Company’s stock option plans as of December 31, 2008 and 2007, and changes during the years ending on those dates is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	199,892	$15.47
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2008	199,892	$15.47	4.3	$	N/A

Vested at December 31, 2008	148,372	$13.92	3.2	$	N/A

Outstanding at January 1, 2007	203,892	$15.48
Granted	—	—
Exercised	(2,000)	11.90			$16,200
Forfeited	(2,000)	20.00			—

Outstanding at December 31, 2007	199,892	$15.47	5.3		$905,511

Vested at December 31, 2007	124,719	$13.27	3.6		$921,711

Information pertaining to options outstanding at December 31, 2008 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$11.90 - $12.80	115,594	2.0 years	$12.23	115,594	$12.23
$18.00 - $21.00	84,298	7.5 years	$19.92	32,778	$19.87

As of December 31, 2008, there was $214,974 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plans. The cost is expected to be recognized over three years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	RELATED PARTY TRANSACTIONS

As of December 31, 2008 and 2007, the Bank had direct and indirect loans outstanding to or for the benefit of certain of the Bank’s executive officers, directors, and their related interests of $2,521,696 and $2,193,987, respectively. During 2008 and 2007, $5,059,806 and $951,514 of such loans were made and repayments totaled $4,732,096 and $916,520, respectively. These loans were made in the ordinary course of business in conformity with normal credit terms, including interest rates and collateral requirements prevailing at the time for comparable transactions with other borrowers. These individuals and their related interests also maintain customary demand and time deposit accounts at the Bank which amounted to $4,343,038 and $5,075,091 at December 31, 2008 and 2007, respectively.

NOTE 12.	REGULATORY MATTERS

The Parent Company and the Bank are subject to various capital requirements administered by the regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. The regulations require the Parent Company and Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Parent Company and Bank assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Parent Company and Bank capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following tables) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). As of December 31, 2008, the most recent notification from the FDIC categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios as set forth in the tables.

	Regulatory Guidelines		Company (consolidated)		Bank (only)

	Adequately Capitalized	Well Capitalized	2008	2007	2008	2007
Leverage Ratio	3.0%	5.0%	6.4%	8.1%	6.7%	8.0%
Risked Based Ratios:
Tier 1 capital	4.0%	6.0%	8.2%	10.0%	8.3%	10.0%
Total capital	8.0%	10.0%	9.5%	11.3%	9.6%	11.2%
(in thousands)
Tier 1 capital			$28,610	$37,285	$29,701	$36,963
Total capital			$33,011	$41,956	$34,118	$41,629

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	REGULATORY MATTERS (Continued)

Banking regulations limit the amount of dividends which the Bank may pay without obtaining prior approval. Under current state banking laws, the approval of the Georgia Department of Banking and Finance will be required if the total of all dividends declared in the calendar year exceeds 50 percent of the net profits for the previous calendar year, and the ratio of equity capital to adjusted total assets is less than 6 percent. At December 31, 2008, there was no stockholders’ equity of the Bank available for the payment of dividends after that date to the Parent Company.

Due to its current condition and results of operation, the Company and Bank entered into informal agreements with regulatory authorities in the third quarter of 2008. These regulatory agreements are designed to help the Company and Bank return to profitability and capital adequacy by improving asset quality. Specifically, the agreements provide for reducing troubled assets; limiting credit to troubled borrowers; maintaining an adequate allowance for loans losses; revising policies to more comprehensively address commercial real estate lending; maintaining a Tier One leverage capital ratio of 8% or more, a Tier One risked-based capital ratio of 6% or more, and a Total risked-based capital ratio of 10% or more; prohibiting the Bank from paying dividends to the Company without prior approval; prohibiting the Company from paying dividends to shareholders without prior approval; prohibiting the Company from incurring debt without prior approval; and prohibiting the Company from repurchasing stock without prior approval. The Bank is presently unable to achieve the Tier One leverage and Total risked-based capital provisions of the agreements but is negotiating for added capital. Failure to raise capital to the prescribed levels may lead to the issuance of a cease and desist order and further limitations on banking activities.

NOTE 13.	STOCKHOLDERS EQUITY

On December 29, 2008, the Company issued 441,605 shares of commons stock to certain directors and executive officers for aggregate proceeds of $3,024,994, less a placement fee of $40,375.

On January 28, 2009 common shareholders approved an amendment to the Company’s articles of incorporation allowing for the issuance of one or more series of preferred stock. The articles of incorporation were amended to allow the issuance of up to 10 million shares of preferred stock at no par value. Preferred stock can be issued with rights and conditions that might among other things restrict dividends on the common stock, dilute the voting power of the common stock, and reduce the market price for the common stock. The Company’s board of directors is authorized to issue preferred stock from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon each series of preferred stock.

NOTE 14.	OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2008 and 2007, commitments to extend credit totaled $24,490,071 and $45,567,042, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS (Continued)

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 2008 and 2007, commitments under letters of credit aggregated $1,284,725 and $2,069,008, respectively. In 2008 and 2007, the Bank was not required to perform on any letters of credit.

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

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 157, Fair Value Measurements, (SFAS 157) expands disclosures about fair value measurements and applies under other accounting statements that the Company has previously adopted. The effective date of SFAS 157 is for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Under SFAS 157, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The Company utilizes fair value measures to record fair value adjustments on certain assets and liabilities and to complete fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Other asset categories that are affected by periodic adjustments to fair value include: goodwill; impaired loans; and other real estate. The Company, as allowed under SFAS 157, elects to disclose on a prospective basis. Additionally, the Company is required to disclose, but not record, the fair value of other financial instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Following is a description of valuation methodologies used by the Company for assets and liabilities which are either recorded or disclosed at fair value:

Cash and Cash Equivalents

For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions, and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, U.S. Treasury securities that are traded by dealers and brokers in active over-the-counter markets, and money market funds. Level 2 securities include U. S. Agency securities, mortgage-backed securities issued by government sponsored entities, municipals bonds, and corporate debt securities. Level 3 securities include asset-backed securities in less liquid markets.

Other Investments

The carrying value of other investments is estimated to approximate fair value.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are judged for impairment. Once a loan is identified as individually impaired, management measures impairment in accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, (SFAS 114). The fair value of impaired loans is estimated using one of three methods, including collateral value, market value of similar debt, and discounted cash flow. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the Company’s impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

Bank Owned Life Insurance

The carrying value of cash surrender value of life insurance approximates fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Goodwill

Goodwill is subject to periodic impairment testing. A discounted cash flow valuation method is used in the completion of impairment testing. This valuation method requires a significant degree of management judgment. In the event the projected discounted net operating cash flows are less than the carrying value, the asset is recorded at fair value as determined by the valuation model. As such in the period where an impairment charge is recorded, the Company classifies goodwill subjected to nonrecurring fair value adjustments as Level 3.

Deposits

The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits are estimated by discounting the future cash flows using the rates currently offered for funding of similar maturities to the estimated average life for each type of deposit. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowed Funds

The fair value of fixed rate and convertible FHLB advances is estimated by discounting the future cash flows using the current rates at which similar advances would be drawn by the Bank. For variable rate FHLB advances, the carrying value approximates fair value. The carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate their fair value.

Commitments to Extend Credit and Standby Letters of Credit

Off-balance-sheet financial instruments (commitments to extend credit and standby letters of credit) are generally short-term and at variable interest rates. Therefore, both the carrying value and the fair value associated with these instruments are immaterial.

Assets Recorded At Fair Value on a Recurring Basis as of December 31, 2008

(Amounts in thousands)	Total	Level 1	Level 2	Level 3
Investment Securities AFS	$70,656	$—	$70,656	$—

Total Recurring	$70,656	$—	$70,656	$—

Assets Recorded At Fair Value on a Nonrecurring Basis as of December 31, 2008

(Amounts in thousands)	Total	Level 1	Level 2	Level 3
Impaired Loans	$38,270	$—	$18,283	$19,987
Other Real Estate	14,829	—	14,829	—

Total Nonrecurring	$53,099	$—	$33,112	$19,987

Total Fair Value of Assets	$123,755	$—	$103,768	$19,987

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2008 and 2007 are as follows:

	December 31, 2008		December 31, 2007
(Amounts in thousands)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$20,885	$20,885	$21,343	$21,343
Investment securities	70,656	70,656	76,086	76,082
Other investments	3,348	3,348	1,761	1,761
Loans (net)	315,814	324,741	334,898	334,679
Bank owned life insurance	6,774	6,774	6,516	6,516
Financial liabilities:
Deposits	$395,599	$395,591	$407,277	$407,402
Other borrowed funds	16,657	16,746	12,461	12,545

Limitations

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	CONDENSED FINANCIAL INFORMATION OF McINTOSH BANCSHARES, INC.

CONDENSED BALANCE SHEETS

(Parent Only)

	2008	2007
Assets
Cash	$135,068	$367,968
Investment in McIntosh State Bank subsidiary	33,835,340	38,001,249
Investment in McIntosh Financial Services, Inc. subsidiary	86,502	142,386
Other assets	1,023,716	292,936

Total assets	$35,080,685	$38,804,539

Liabilities and Stockholders’ Equity
Unfunded pension liability	$2,766,787	$1,002,093
Other liabilities	40,375	—

Total liabilities	2,807,162	1,002,093

Stockholders’ equity:
Common stock	8,131,453	7,027,440
Surplus	7,660,276	5,686,589
Retained earnings	16,689,822	25,172,294
Accumulated other comprehensive loss	(208,028)	(83,877)

Total stockholders’ equity	32,273,523	37,802,446

Total liabilities and stockholders’ equity	$35,080,685	$38,804,539

CONDENSED STATEMENTS OF OPERATIONS

(Parent Only)

	2008	2007
Dividend income from Bank subsidiary	$—	$900,000
Dividend income from non-bank subsidiary	75,000	—
Interest income	1,459	461
Income from gain on sale of securities	—	147,853
Operating expenses	(396,483)	(216,691)

Income (loss) before equity in undistributed earnings (loss) of subsidiaries	(320,024)	831,623
Equity in undistributed earnings (loss) of subsidiaries	(7,909,460)	1,756,265

Net earnings (loss)	$(8,229,484)	$2,587,888

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	CONDENSED FINANCIAL INFORMATION OF McINTOSH BANCSHARES, INC. (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

(Parent Only)

	2008	2007
OPERATING ACTIVITIES
Cash flows from operating activities:
Net earnings (loss)	$(8,229,484)	$2,587,888
Adjustments to reconcile net earnings (loss) to net cash (used) provided by operating activities:
Gain on sale of securities	—	(147,853)
Equity in undistributed (earnings) loss of subsidiaries	7,909,460	(1,756,265)
Stock-based compensation	93,081	94,009
Other operating activities	162,413	105,742

Net cash provided (used) by operating activities	(64,531)	883,521

INVESTING ACTIVITIES
Cash flows from investing activities:
Sales of securities	—	335,326
Investment in subsidiary	(2,900,000)	—

Net cash (used) provided by investing activities	(2,900,000)	335,326

FINANCING ACTIVITIES
Cash flows from financing activities:
Proceeds from exercise of stock options	—	23,800
Proceeds from sale of common stock	2,984,619	—
Dividends paid	(252,988)	(1,011,771)

Net cash provided (used) by financing activities	2,731,631	(987,971)

Net change in cash	(232,900)	230,876
Cash at beginning of year	367,968	137,092

Cash at end of year	$135,068	$367,968

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	OTHER COMMITMENTS AND OBLIGATIONS

The Bank has entered into operating lease commitments for two banking offices and properties for signage and an ATM site. The following table outlines the total annual obligations arising from these leases:

Annual Obligation
2009	$130,788
2010	130,320
2011	130,320
2012	130,320
2013	130,320
Thereafter	128,880

$780,948

The Bank has available commitments to purchase federal funds from its correspondent banks totaling $6,500,000 as of December 31, 2008. As of December 31, 2008, the Bank has no outstanding balance under these commitments.

On December 23, 2008, the Company entered into a Debenture Agreement with Redemptus Group LLC (“Redemptus”), pursuant to which the Company will issue to Redemptus $8 million in debentures. The Debenture Agreement with Redemptus provides for the issuance to Redemptus of fixed rate debentures in principal amount of $439,229 (the “Fixed Rate Debentures”) and floating rate debentures in principal amount of $7,560,771 (the “Floating Rate Debentures,” and, collectively with the Fixed Rate Debentures, the “Debentures”). The Floating Rate Debentures will have quarterly coupon payments at an annual rate based on the prime rate plus 4.50%, subject to a minimum coupon of 7.50% and a maximum coupon of 12.75% and will be convertible at the option of the holder into common shares of the Company at a conversion price of $6.85 per share (the “Conversion Price”). The Conversion Price is subject to certain anti-dilution adjustments under the terms of the Debenture Agreement.

The Fixed Rate Debentures will have quarterly coupon payments at an annual rate of 12.75% and will be mandatorily convertible into an equal principal amount of Floating Rate Debentures upon the issuance by the Company of a sufficient number of common shares to result in Redemptus owning fewer than 25% of the outstanding common shares upon conversion of all the Debentures.

The Debentures will be secured by all of the outstanding common stock of the Bank and a $1.5 million interest payment account. The security interest in the Bank stock will terminate at the end of the fiscal quarter during which the Bank has consummated the sale of certain troubled assets in accordance with the provisions of the Debenture Agreement, provided that specified capital ratios for the Company and the Bank meet or exceed “well-capitalized” regulatory standards and that no event of default has occurred and is continuing.

The Debentures have a term of ten years, and will be callable by the Company at its option after five years under certain conditions described in the Debenture Agreement, subject in all cases to prior approval by the Federal Reserve Board, if then required.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	OTHER COMMITMENTS AND OBLIGATIONS (Continued)

Indebtedness under the Debentures may be accelerated and Redemptus or any subsequent holder of the Debentures may exercise their rights to the collateral and receive a default rate of interest if any of the following events of default occur:

a)	failure to pay any obligation when due;

b)	failure to complete a subsequent private placement and the sale of certain assets in accordance with the provisions of the Debenture Agreement;

c)	breach of or default under any of the terms and conditions of the Debenture Agreement, subject to a 30-day right to cure certain breaches or defaults;

d)	failure to make a position available for the holder’s nominee on the boards of directors of the Company and the Bank;

e)	court-ordered attachment, seizure, receivership, injunction or similar action relating to the material assets or activities of the Company or the Bank;

f)	insolvency or bankruptcy of the Company or closure or receivership of the Bank;

g)	material misrepresentations or omissions reasonably relied upon in evaluating the purchase of the Debentures; or

h)	certain change in control transactions.

The issuance of the Debentures is expected to close on or before March 31, 2009 and is subject to specified closing conditions, including but not limited to receipt of required regulatory approvals; receipt of transaction financing by Redemptus; completion of a $3.0 million private placement to directors and executive officers of the Company; payment of a placement fee and reimbursement of certain expenses to Redemptus; and Redemptus’s reasonable satisfaction with its continuing due diligence. Management is negotiating to extend this agreement beyond March 31, 2009. There is no certainty this extension will occur.

NOTE 18.	MISCELLANEOUS OPERATING INCOME AND EXPENSES

Significant components of other operating income and expense included in the consolidated statements of operations in excess of 1% of interest and other income for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007
Other operating income:
Secondary market mortgage origination fees	$551,407	$689,261
Other operating expenses:
Professional fees	$468,830	$404,755
Data processing expenses	$666,059	$626,450