Form 10-K, Exhibit 13
period 2009-12-31
MCINTOSH BANCSHARES INC /GA/
filed 2010-03-26
CIK 872545

EXHIBIT 13.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders

McIntosh Bancshares, Inc.

Jackson, Georgia

We have audited the accompanying consolidated balance sheets of McIntosh Bancshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of McIntosh Bancshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that McIntosh Bancshares, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the quantitative measures established by regulation to ensure capital adequacy require the Company’s subsidiary, McIntosh State Bank (the “Bank”), to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). At December 31, 2009, the Bank’s capital ratios are below the required levels. In addition, the Bank has suffered recurring operating losses. The Bank has filed a capital plan with the Georgia Department of Banking and Finance outlining its plans for attaining the required levels of regulatory capital. To date, notification for the Georgia Department of Banking and Finance regarding acceptance or rejection of its capital plan has not been received. Failure to meet the capital requirements and interim capital targets included in the capital plan exposes the Bank to regulatory sanctions that may include restrictions on operations and growth, mandatory asset dispositions, and seizure of the institution. These matters raise substantial doubt about the ability of McIntosh Bancshares, Inc. to continue as a going concern. The ability of McIntosh Bancshares, Inc. to continue as a going concern is dependent on many factors, one of which is regulatory action, including acceptance of the Bank’s capital plan. Management’s plans in regard to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that would be necessary should McIntosh Bancshares, Inc. be unable to continue as a going concern.

Atlanta, Georgia

March 26, 2010

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2009 and 2008

	2009	2008
Assets
Cash and due from banks	$2,152,039	$11,236,248
Interest-bearing deposits	31,714,865	3,648,976
Federal funds sold	—	6,000,000
Investment securities available for sale	62,682,700	70,655,886
Other investments	1,441,700	3,347,979
Loans	277,017,008	324,331,007
Less: Allowance for loan losses	(7,644,583)	(8,517,479)

Loans, net	269,372,425	315,813,528

Premises and equipment, net	5,933,648	6,785,873
Other real estate	22,827,955	14,829,144
Accrued interest receivable	1,511,334	2,296,294
Bank owned life insurance	7,043,534	6,774,322
Other assets	4,788,441	9,765,916

Total assets	$409,468,641	$451,154,166

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Demand	$29,725,480	$32,218,792
Money market and NOW accounts	104,988,658	89,485,500
Savings	17,645,103	21,488,019
Time deposits of $100,000 or more	107,804,523	108,775,948
Time deposits	111,539,934	143,631,233

Total deposits	371,703,698	395,599,492
Borrowed funds	14,894,243	16,656,504
Accrued interest payable and other liabilities	4,962,883	6,624,647

Total liabilities	391,560,824	418,880,643

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized no shares issued or outstanding
Common stock, par value $2.50; 10,000,000 shares authorized, 3,252,581 shares issued and outstanding	8,131,453	8,131,453
Surplus	7,735,511	7,660,276
Retained earnings	2,613,544	16,689,822
Accumulated other comprehensive (loss)	(572,691)	(208,028)

Total stockholders’ equity	17,907,817	32,273,523

Total liabilities and stockholders’ equity	$409,468,641	$451,154,166

See accompanying notes to consolidated financial statements and report of independent registered public accountants.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended December 31, 2009 and 2008

	2009	2008
Interest income:
Loans, including fees	$17,514,015	$22,153,075
Interest on investment securities:
U.S. Treasury, U.S. Government agency and mortgage-backed securities	2,354,035	3,191,545
State, county and municipal	78,203	258,272
Other investments	29,851	96,000
Federal funds sold and other short-term investments	63,731	234,238

Total interest income	20,039,835	25,933,130

Interest expense:
Interest-bearing demand and money market	354,570	1,328,132
Savings	228,389	264,539
Time deposits of $100,000 or more	3,935,439	5,209,118
Other time deposits	4,646,863	5,675,571
Other	498,498	538,029

Total interest expense	9,663,759	13,015,389

Net interest income	10,376,076	12,917,741
Provision for loan losses	9,630,507	15,947,716

Net interest income (loss) after provision for loan losses	745,569	(3,029,975)

Other income:
Service charges	2,366,903	2,503,665
Investment securities gains (losses)	(624,518)	2,184,140
Increase in cash surrender value of life insurance	310,994	297,560
Other real estate losses	(2,860,309)	(1,180,926)
Fixed and repossessed asset losses	(1,361)	(14,844)
Other income	1,080,366	1,242,182

Total other income	272,075	5,031,777

Other expenses:
Salaries and employee benefits	6,432,123	9,126,505
Occupancy and equipment	1,561,143	1,795,829
Other operating	6,623,757	4,431,671

Total other expenses	14,617,023	15,354,005

Loss before income taxes	(13,599,379)	(13,352,203)
Income tax (expense) benefit	(476,899)	5,122,719

Net loss	$(14,076,278)	$(8,229,484)

Basic loss and diluted loss per common share based on average outstanding shares of 3,252,581 in 2009 and 2,813,389 in 2008	$(4.33)	$(2.93)

Dividends declared per share of common stock	$—	$0.09

See accompanying notes to consolidated financial statements and report of independent registered public accountants.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2009 and 2008

	2009	2008
Net loss	$(14,076,278)	$(8,229,484)
Other comprehensive income (loss), net of income tax:
Unrealized gains (losses) on securities available for sale:
Holding gains (losses) arising during period, net of tax of ($56,685) and $413,381	(110,037)	803,319
Less: Reclassification adjustment for gains on sale of securities, net of tax of ($367,935) and ($8,033)	(714,226)	(15,592)
Change in unfunded pension liability, net of tax of $236,767 and ($469,758)	459,600	(911,878)

Total other comprehensive loss	(364,663)	(124,151)

Comprehensive loss	$(14,440,941)	$(8,353,635)

See accompanying notes to consolidated financial statements and report of independent registered public accountants.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For The Years Ended December 31, 2009 and 2008	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2007	$7,027,440	$5,686,589	$25,172,294	$(83,877)	$37,802,446

Net (loss)	—	—	(8,229,484)	—	(8,229,484)
Change in unrealized gains/losses on securities available for sale	—	—	—	787,727	787,727
Change in unfunded pension obligation	—	—	—	(911,878)	(911,878)
Stock-based compensation	—	93,081	—	—	93,081
Cash dividend paid, $0.09 per share	—	—	(252,988)	—	(252,988)
Issued 441,605 shares of common stock $2.50 par, net of $40,375 issuance costs	1,104,013	1,880,606	—	—	2,984,619

Balance, December 31, 2008	$8,131,453	$7,660,276	$16,689,822	$(208,028)	$32,273,523

Net (loss)	—	—	(14,076,278)	—	(14,076,278)
Change in unrealized gains/losses on securities available for sale	—	—	—	(824,263)	(824,263)
Change in unfunded pension obligation	—	—	—	459,600	459,600
Stock-based compensation	—	75,235	—	—	75,235

Balance, December 31, 2009	$8,131,453	$7,735,511	$2,613,544	$(572,691)	$17,907,817

See accompanying notes to consolidated financial statements and report of independent registered public accountants.

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities:
Net loss	$(14,076,278)	$(8,229,484)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization	916,781	821,995
Gain on sale of other investments	—	(2,158,514)
Gain on sale or call of securities available for sale	(1,079,161)	(25,626)
Loss on write-off of other investments	1,706,679	—
Provision for loan losses	9,630,507	15,947,716
Stock-based compensation	75,235	93,081
Provision for deferred income tax expense (benefit)	3,163,666	(69,520)
Loss on sale of other real estate	2,860,309	1,180,926
Loss on fixed and repossessed asset disposal	28,418	14,844
Write off of goodwill	600,743	—
Change in:
Accrued interest receivable and other assets	2,585,977	(4,041,120)
Accrued interest payable and other liabilities	(1,661,764)	329,115

Net cash provided by operating activities	4,751,112	3,863,413

Cash flows from investing activities:
Proceeds from maturities and paydowns of securities available for sale	33,296,218	30,794,789
Proceeds from maturities and paydowns of securities held to maturity	—	235,000
Proceeds from sales of securities available for sale	23,492,586	9,468,448
Proceeds from sales of other real estate	9,268,882	7,285,425
Purchases of securities available for sale	(49,146,174)	(33,864,987)
Purchases of other investments	—	(2,631,179)
Proceed from sales of other investments	199,600	3,202,579
Additions to other real estate	(510,630)	(1,821,809)
Net change in loans	17,193,224	(12,090,046)
Purchases of premises and equipment	94,917	(148,907)

Net cash provided by investing activities	33,888,623	429,313

Cash flows from financing activities:
Net change in deposits	(23,895,794)	(11,677,366)
Proceed from sale of common stock	—	3,024,994
Stock issuance cost	—	(40,375)
Proceeds from borrowed funds	237,739	24,695,125
Repayment of borrowed funds	(2,000,000)	(20,500,000)
Dividends paid	—	(252,988)

Net cash used by financing activities	(25,658,055)	(4,750,610)

Net change in cash and cash equivalents	12,981,680	(457,884)
Cash and cash equivalents at beginning of year	20,885,224	21,343,108

Cash and cash equivalents at end of year	$33,866,904	$20,885,224

Supplemental schedule of noncash investing and financing activities:
Change in net unrealized gain/loss on investment securities available-for-sale, net of tax	$(824,263)	$787,727
Transfer of loans to other real estate	$19,617,372	$15,238,971
Change in unfunded pension liability	$459,600	$(911,878)

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$10,267,132	$13,151,515
Income taxes (refund)	$(4,744,557)	$—

See accompanying notes to consolidated financial statements and report of independent registered public accountants.

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

Basis of Presentation

The consolidated financial statements include the accounts of McIntosh Bancshares, Inc (the “Parent Company”) and its wholly-owned subsidiaries, McIntosh State Bank (the “Bank”) and McIntosh Financial Services, Inc., collectively known as the “Company”. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change are the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures, or in satisfaction of loans, the valuation of deferred taxes, and the market valuation reserve on investment securities available for sale. Management believes that the allowance for loan losses is adequate and the market valuation reserve is appropriate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with the Federal Home Loan Bank (FHLB), the Federal Reserve Bank (FRB), and a broker-dealer, and federal funds sold. Generally, federal funds are sold for one day periods.

Investment Securities

The Company classifies its securities in one of three categories: available-for-sale, held-to-maturity, or trading. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. All other securities not included in held-to-maturity or trading are classified as available-for-sale. At December 31, 2009 and 2008 all investment securities were classified as available for sale.

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

Management evaluates investment securities for other than temporary impairment on an annual basis. A decline in the market value of any investment below cost, that is deemed other than temporary, is charged to earnings if the decline in value is deemed to be credit related. The decline in value attributed to the noncredit related factors is recognized in other comprehensive income or a new net cost basis in the security is established.

Gains or losses on disposition are computed using the specific identification method for all securities except equity investments. Gains or losses on disposition of equity investments are computed using the average cost method.

Loans

Loans are reported at the gross amount outstanding net of the valuation allowance for loan losses. Interest income is generally recognized over the terms of the loan based on the principal amount outstanding. Loan origination fees and direct origination costs, which are approximately the same on most loans, are recognized at the time the loan is recorded on the books. If the collectibility of interest appears doubtful, accrual is discontinued. Accrued interest, which appears doubtful of collection, is reversed against interest income if accrued in the current year or charged to the allowance for loan losses if accrued in prior years. Payments received on non-accrual loans are recorded as a reduction to the loan’s balance. Accrual of interest is resumed if management believes a borrower’s financial position has improved sufficient to support the debt and demonstrated through payment history.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Loans or relationships exceeding $400,000 on nonaccrual or internally graded Substandard or Doubtful are reviewed for impairment. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized when received.

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

Allowance for Loan Losses (Continued)

or part) when the credit (1) becomes 120 days past due and is not real estate secured, (2) is deemed collateral dependent and impaired when secured by real estate, or (3) is internally rated Loss. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific nonperforming loans. Bank regulators may make the Bank increase the allowance for loan losses based on their examination results.

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

Other Real Estate

Other real estate represents properties acquired through or in lieu of loan foreclosure. Other real estate is initially recorded at the lower of cost or fair value less estimated disposal costs. Any write-down to fair value up to 90 days after transfer to other real estate is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate and valuation adjustments subsequent to 90 days of transfer are expensed. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

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

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Goodwill

Goodwill represents the excess of cost over the fair value of the net assets purchased in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment, the amount by which the carrying amount exceeds the fair value would be charged to earnings. The carrying amount of goodwill, which is included in other assets in the accompanying consolidated balance sheets, totaled $600,743 at December 31, 2008. During 2009, the Company charged $600,743 in goodwill to earnings due to impairment. In 2008, there was no charge to earnings for impairment of goodwill.

Earnings Per Common Share

Basic loss per common share has been computed based on the weighted average number of shares outstanding during the period which totaled 3,252,581 and 2,813,389 for the years ended December 31, 2009 and 2008, respectively. Inclusion of potential common shares for the years ending December 31, 2009 and 2008 would have been anti-dilutive; therefore, diluted loss per share amounts are not presented. There were 113,767 and 199,892 anti-dilutive stock options outstanding at December 31, 2009 and 2008, respectively.

Defined Benefit Pension Plan

The Company accounts for its defined benefit plan under Accounting Standards Codification (“Codification” or “ASC”) Topic 715, Retirement Benefits, (“ASC 715”). The under funded status of the Company’s defined benefit post retirement plan is recognized as a liability on the balance sheet. Changes in the plan’s funded status are reflected in other comprehensive income. Net actuarial gains and losses and adjustments to prior service costs that are not recorded as components of the net periodic benefit cost are charged to other comprehensive income.

Stock-Based Compensation

The Company accounts for its stock based compensation in accordance with ASC Topic 718-10 Compensation – Stock Compensation (“ASC 718”). This statement requires a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is typically the vesting period. Refer to note 11 for more information about the Company’s stock based compensation program.

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

Reclassifications

Certain 2008 amounts have been reclassified to conform with 2009 presentation.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard which established the ASC to become the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities, with the exception of guidance issued by the SEC and its staff. All guidance contained in the Codification carries an equal level of authority. The Codification is not intended to change GAAP, but rather is expected to simplify accounting research by organizing current GAAP into approximately 90 accounting topics. The switch to the ASC affects the way companies refer to GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure. The Company adopted this accounting standard in preparing the Consolidated Financial Statements for the period ended September 30, 2009. The adoption of this accounting standard, which was subsequently codified into ASC Topic 105, Generally Accepted Accounting Principles, had no impact on the Company’s financial statements.

New authoritative accounting guidance under ASC Topic 855, Subsequent Events, (“ASC 855”) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. ASC 855 defines the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 became effective for the Company’s financial statements for periods ending after June 15, 2009, and did not have a significant impact on the Company’s financial statements.

New authoritative accounting guidance under ASC Topic 820, Fair Value Measurements and Disclosures, (“ASC 820”) affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Company adopted the new authoritative accounting guidance under ASC 820 during the first quarter of 2009. Adoption of the new guidance did not have a significant impact on the Company’s financial statements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-5, under ASC 820. ASC 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

measure fair value utilizing a valuation technique that uses (1) the quoted price of the identical liability when traded as an asset, (2) quoted prices for similar liabilities when traded as assets, or (3) another valuation technique that is consistent with the existing principles of ASC 820, such as an income approach or market approach. The new authoritative accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The foregoing new authoritative accounting guidance under ASC 820 became effective for the Company’s financial statements on October 1, 2009, and is not expected to have a significant impact on the Company’s financial statements.

New authoritative accounting guidance under ASC Topic 825, Financial Instruments, (“ASC 825”) requires an entity to provide disclosures about the fair value of financial instruments in interim financial information and amends prior guidance to require those disclosures in summarized financial information at interim reporting periods. The Company adopted this accounting standard in preparing its financial statements for the period ended June 30, 2009. As ASC 825 amended only the disclosure requirements about the fair value of financial instruments in interim periods, the adoption had no impact on the Company’s financial statements.

New authoritative accounting guidance under ASC Topic 320, Investments – Debt and Equity Securities, (“ASC 320”) amended other than temporary impairment (“OTTI”) guidance in GAAP for debt securities by requiring a write-down when fair value is below amortized cost in circumstances where: (1) an entity has the intent to sell a security; (2) it is more likely than not that an entity will be required to sell the security before recovery of its amortized cost basis; or (3) an entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security or if it is more likely than not that the entity will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value. If an entity does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income. This accounting standard does not amend existing recognition and measurement guidance related to OTTI write-downs of equity securities. This accounting standard also extends disclosure requirements related to debt and equity securities to interim reporting periods. ASC 320 became effective for the Company’s financial statements for periods ending after June 15, 2009, and did not have a significant impact on the Company’s financial statements.

Other accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	REGULATORY OVERSIGHT, CAPITAL ADEQUACY, OPERATING LOSSES, LIQUIDITY AND MANAGEMENT’S PLANS

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. However, due to the Company’s financial results, the uncertainty throughout the U.S. banking industry and other matters discussed below, a substantial doubt exists regarding the Company’s ability to continue as a going concern. Management’s plans in addressing the issues that raise substantial doubt regarding the Company’s ability to continue as a going concern are as follows:

Regulatory Oversight

As described in Note 13, Regulatory Matters, the Bank is currently operating under heightened regulatory scrutiny and has entered into a Cease and Desist Order (the “Order”) with the Georgia Department of Banking and Finance (the “DBF”) and the Federal Deposit Insurance Corporation (the “FDIC”).

The Bank has submitted reports to the DBF and FDIC as required per the Order. All aspects of the Order have been adhered to or a plan is in place to reach compliance in a reasonable time frame. The Bank has formed a Directors Committee to oversee compliance with the Order as well as a Capital Sub-Committee. The Bank has a detailed process in place for monitoring liquidity and capital as well as contingency plans for short term needs if they arise.

Capital Adequacy

As of December 31, 2009, the Bank did not meet the requirements of an “adequately capitalized” institution under the capital adequacy guidelines and the regulatory framework for prompt corrective action. To be categorized as “adequately capitalized”, the Bank must maintain minimum Total Risk-based, Tier 1 Risk-based and Tier 1 Leveraged capital ratios of 8%, 4% and 4%, respectively. At December 31, 2009, the Bank’s Total Risk-based, Tier 1 Risk-based and Tier 1 Leveraged capital ratios were 7.8%, 6.6% and 4.6%, respectively, and as a result the Bank became classified as “undercapitalized”. In light of the requirement to improve the capital ratios of the Bank, management is pursuing a number of strategic alternatives. Current market conditions for banking institutions, the overall uncertainty in financial markets and the Bank’s high level of non-performing assets are potential barriers to the success of these strategies. Failure to adequately address the regulatory concerns may result in actions by the banking regulators. If current adverse market factors continue for a prolonged period of time, new further severe adverse market factors emerge, and/or the Bank is unable to successfully execute its plans or adequately address regulatory concerns in a sufficiently timely manner, it could have a material adverse effect on the Bank’s business, results of operations and financial position.

A Capital Restoration Plan has been written that addresses the Bank’s commitment to increase its capital position to a Tier 1 level that would be equal or exceed required capital standards. The Plan includes the following: balance sheet shrinkage, sale of other real estate, the Capital Sub-Committee offering potential solutions, including several means of raising capital, potential closure and sale of existing branches and other asset reduction options. The Plan also provides projections for capital levels through 2011.

Operating Losses

The Company incurred a net loss of $14.1 million and $8.2 million for the years ended December 31, 2009 and 2008, respectively. Management has made efforts to reduce expenses, including a reduction in workforce, salary reductions, termination of the Senior Executive Retirement Plan, cessation of director fees, and other general cost-cutting measures and continues to examine areas where further reductions in cost are possible.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	REGULATORY OVERSIGHT, CAPITAL ADEQUACY, OPERATING LOSSES, LIQUIDITY AND MANAGEMENT’S PLANS (Continued)

Operating Losses (Continued)

Interest reversals on non-performing loans and increases to non-performing and foreclosed assets could continue in 2010 and hinder the Company’s ability to improve net interest income. While excess liquidity brings comfort to depositors, the Bank earns approximately 25 basis points on the liquidity but pays more on the deposits generating the liquidity causing a negative spread. Also, increases to the provision for loan losses and further write-down or loss on the sale of other real estate could continue in 2010, which will negatively impact the Company’s ability to generate net income during the year.

Liquidity

The Bank’s primary sources of liquidity are deposits, the scheduled repayments on loans, and interest and maturities of investments. The majority of the Bank’s securities have been classified as available for sale, which means they are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of other comprehensive loss. If necessary, the Bank has the ability to sell these investment securities to manage interest sensitivity gap or liquidity. Cash and due from banks and federal funds sold may also be utilized to meet liquidity needs. Due to the Bank’s undercapitalized status, the Bank is unable to accept, rollover, or renew any brokered deposits. As the existing brokered deposits mature over the next year, it will create a minor strain on liquidity; therefore, management has initiated several actions to help alleviate this pressure. Based on current and expected liquidity needs and sources, management expects to be able to meet obligations at least through December 31, 2010.

NOTE 3.	CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank or in cash. At December 31, 2009 and 2008, the Bank’s reserve requirement was approximately $4,756,000 and $4,869,000, respectively. The Bank maintained cash balances which were adequate to meet the requirements as of December 31, 2009 and 2008.

NOTE 4.	INVESTMENT SECURITIES

Investment securities at December 31, 2009 and 2008 are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
December 31, 2009
U.S. Treasury securities	$32,160,258	$29,776	$(6,438)	$32,183,596
U.S. Government-sponsored agencies	2,453,498	10,215	—	2,463,713
Mortgage-backed securities	25,254,067	662,414	(47,097)	25,869,384
States and political subdivisions	1,707,632	88,416	—	1,796,048
Corporate debt securities	500,000	—	(130,041)	369,959

	$62,075,455	$790,821	$(183,576)	$62,682,700

December 31, 2008
U.S. Government-sponsored agencies	$26,782,056	$823,585	$—	$27,605,641
Mortgage-backed securities	39,267,722	1,039,517	(7,339)	40,299,900
States and political subdivisions	2,249,980	40,482	(31,007)	2,259,455
Corporate debt securities	500,000	—	(9,110)	490,890

	$68,799,758	$1,903,584	$(47,456)	$70,655,886

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	INVESTMENT SECURITIES (Continued)

Other investments are comprised of the following:

	December 31,
	2009	2008
Federal Home Loan Bank	$1,441,700	$1,641,300
Silverton Financial Services, Inc.	—	1,706,679

	$1,441,700	$3,347,979

The amortized cost and estimated market value of investment securities available for sale at December 31, 2009, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Investment Securities Available for Sale
	Amortized Cost	Market Value
Due in one year or less	$12,288,684	$12,303,062
Due from one to five years	20,839,206	20,903,746
Due from five to ten years	3,453,498	3,357,477
Due after ten years	240,000	249,031
Mortgage-backed securities	25,254,067	25,869,384

	$62,075,455	$62,682,700

Gross gains and losses on calls and sales of securities consist of the following:

	Years Ended December 31,
	2009	2008
Gross gains on calls of securities	$1,500	$2,000
Gross gains on sales of securities	1,080,661	2,182,140
Gross loss on Silverton Financial Services, Inc stock	(1,706,679)	—

	$(624,518)	$2,184,140

During the year ended December 31, 2009, the Company determined that its investment in Silverton Financial Services, Inc. was other than temporarily impaired. Accordingly, an impairment charge of $1,706,679 was recognized in the statement of operations.

Proceeds from the sale of available-for-sale securities for the years ended December 31, 2009 and 2008 totaled $23,492,586 and $9,468,448, respectively. Proceeds from the sale of other investments for the years ended December 31, 2009 and December 31, 2008 totaled $199,600 and $3,202,579, respectively.

Investment securities with a market value of $62,300,816 and $69,883,410 at December 31, 2009 and 2008, respectively, were pledged to secure public funds required by law, collateralized United States Treasury, Tax and Loan deposits, collateralized a Federal Funds accommodation line, collateralize Federal Home Loan Bank advances, and sold under agreement to repurchase.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	INVESTMENT SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position for the years ended at December 31, 2009 and 2008, respectively.

	Less Than Twelve Months		Twelve Months or More
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2009
U.S. Treasury securities	$(6,438)	$7,027,813	$—	$—
Mortgage-backed securities	(47,097)	5,804,885	—	—
Corporate debt securities	—	—	(130,041)	369,959

Total	$(53,535)	$12,832,698	$(130,041)	$369,959

December 31, 2008
State and political subdivisions	$(31,007)	$708,993	$—	$—
Mortgage-backed securities	(23)	17,643	(7,316)	475,428
Corporate debt securities	(9,110)	490,890	—	—

Total	$(40,140)	$1,217,526	$(7,316)	$475,428

In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. Management evaluates securities for other than temporary impairment at least annually, or more frequently when market or economic conditions warrant such evaluation. Consideration is given to the length of time and the extent to which fair value has been less than cost, the financial condition and near term prospects of the issuer, among other factors. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, or its agencies, and whether downgrades by bond rating agencies have occurred. No unrealized losses at December 31, 2009 or 2008 is considered to be other than temporary.

NOTE 5.	LOANS

Major classifications of loans are summarized as follows:

	December 31,
	2009	2008
Commercial, financial and agricultural	$38,933,418	$63,786,772
Real estate – mortgage	186,962,583	178,287,266
Real estate – construction	36,338,312	63,051,843
Consumer and other	11,666,527	15,323,921
Tax-exempt	3,116,168	3,881,205

	277,017,008	324,331,007
Less: Allowance for loan losses	(7,644,583)	(8,517,479)

	$269,372,425	$315,813,528

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Butts, Jasper and Henry counties as well as other adjoining counties in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

Georgia. Although the Bank has a diversified portfolio, a substantial portion is secured by improved and unimproved real estate and is dependent on the real estate market.

The following is a summary of activity in the allowance for loan losses:

	Years Ended December 31,
	2009	2008
Balance at beginning of year	$8,517,479	$6,956,164
Provision charged to expense	9,630,507	15,947,716
Loans charged off	(10,627,665)	(14,469,948)
Recoveries of loans previously charged off	124,262	83,547

	$7,644,583	$8,517,479

Impaired loans totaled $48,415,348 and $38,269,840 at December 31, 2009 and 2008, respectively. Allocations of the loan loss reserve related to impaired loans totaled $3,423,803 and $4,163,312 at December 31, 2009 and 2008, respectively. The average balance for impaired loans in the years ended December 31, 2009 and 2008 was approximately $41,670,490 and $37,863,000, respectively. There were no significant amounts of interest income recognized on impaired loans for the years ended December 31, 2009 and 2008.

Loans on nonaccrual status totaled $35,234,856 and $29,754,944 at December 31, 2009 and 2008, respectively. Loans past due ninety days or more and still accruing interest totaled $751,168 and $512 at December 31, 2009 and 2008, respectively.

NOTE 6.	PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following:

	December 31,
	2009	2008
Land	$785,361	$785,361
Buildings and land improvements	6,839,303	7,029,806
Furniture, fixtures and equipment	5,066,534	5,084,382

	12,691,198	12,899,549
Less accumulated depreciation	(6,757,550)	(6,113,676)

	$5,933,648	$6,785,873

Depreciation expense totaled approximately $756,000 and $806,000 in 2009 and 2008, respectively.

NOTE 7.	DEPOSITS

Maturities of time deposits at December 31, 2009 are as follows:

Maturing in:
2010	$154,565,229
2011	31,275,892
2012	13,096,096
2013	7,061,214
2014	13,333,823
2015 and thereafter	12,203

$219,344,457

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	DEPOSITS (Continued)

As of December 31, 2009 and 2008, the Bank had $17,680,000 and $50,856,000, respectively, in brokered deposits outstanding. The daily average of such deposits totaled $38,320,000 and $53,382,000 for the years ended December 31, 2009 and 2008, respectively. For the years ended December 31, 2009 and 2008 the weighted average cost of funds on these deposits was 3.91% and 4.44%, respectively. As of December 31, 2009 and 2008, the weighted average rate on these deposits was 3.80% and 3.99%, respectively. Brokered deposits mature from January 28, 2010 through December 8, 2011. Brokered deposits may not be renewed without prior approval of the FDIC.

NOTE 8.	OTHER BORROWED FUNDS

Other borrowed funds are summarized as follows:

	December 31,
	2009	2008
FHLB advances	$14,000,000	$16,000,000
Repurchase agreements and other short-term borrowings	894,243	656,504

	$14,894,243	$16,656,504

The Bank has invested in FHLB stock for the purpose of establishing credit lines with the FHLB. Advances on the credit lines are secured by liens against the Bank’s qualifying real estate loans. Total qualifying real estate loans eligible as collateral amounted to $40,724,000 and $61,945,000 at December 31, 2009 and 2008, respectively. The amount of qualifying real estate loans eligible was reduced during 2008 as the Bank opted to instead pledge commercial real estate loans as collateral for the Federal Reserve Bank (“FRB”) discount window due to greater availability on eligible collateral. Outstanding borrowings totaled $14,000,000 and $16,000,000 at December 31, 2009 and 2008, respectively. All advances outstanding at December 31, 2009 carry fixed interest rates ranging from 2.86% to 4.17%, require monthly or quarterly payments of interest only, and mature through May 23, 2018. The FHLB has the option to convert $4,000,000 of the advances at dates through May 2013 to advances bearing interest based on LIBOR. At December 31, 2009, there was no remaining credit availability for the Bank.

The Bank has access to the FRB discount window. Advances are collateralized by eligible loans including commercial real estate mortgages, commercial non real estate loans and agricultural loans. As of December 31, 2009 and 2008, the Bank had $37,979,000 and $20,108,000, respectively, in eligible loans as collateral providing a borrowing capacity of approximately $15,200,000 and $15,100,000, respectively. Draws from the discount window are intended to be of a short term nature. The Bank had no borrowings from the FRB outstanding at December 31, 2009 or 2008.

Securities sold under agreements to repurchase amounted to $758,493 and $440,757 at December 31, 2009 and 2008 respectively, mature on a daily basis, and are secured by securities with fair values of $1,257,383 and $1,797,996, respectively. The weighted average cost of funds on these agreements was 0.25% and 0.40% for the years ending December 31, 2009 and 2008, respectively.

United States Treasury, Tax, and Loan note obligations totaled $135,750 and $215,747 at December 31, 2009 and 2008, respectively, are callable by the Treasury, and are secured by mortgage-backed securities with a fair value of $242,343 and $270,618 at December 31, 2009 and 2008, respectively. The weighted average cost of funds for this agreement was 0.00% and 1.44% for the years ending December 31, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	INCOME TAXES

The following are the components of income tax expense (benefit):

	Years Ended December 31,
	2009	2008
Current	$(2,686,767)	$(5,053,199)
Deferred	182,783	218,309
Net Operating Loss Carry-forward	(2,148,903)	(287,829)
Increase in valuation allowance	5,129,786	—

Total income tax expense (benefit)	$476,899	$(5,122,719)

The Company has net operating loss carry-forwards in 2009 for federal and state income tax purposes of $5,318,660 and $16,820,479, respectively. If unused, the carry-forwards will expire in 2028.

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings (loss) before income taxes are as follows:

	December 31,
	2009	2008
Income tax (benefit) computed at federal statutory tax rate	$(4,623,789)	$(4,539,749)
Increase (decrease) resulting from:
Tax-exempt interest	(77,539)	(147,660)
Nondeductible interest on tax-exempt investments	8,049	20,083
Life insurance income	(105,738)	(101,170)
State income taxes (benefit), net of federal benefit	(488,362)	(390,133)
Dividend exclusion	—	(3,041)
Nondeductible capital loss	580,271	—
Change in valuation allowance	5,129,786	—
Other, net	54,221	38,951

	$476,899	$(5,122,719)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	INCOME TAXES (Continued)

The following summarizes the components of the net deferred tax asset. The deferred tax asset is included as a component of other assets as follows:

	December 31,
	2009	2008
Deferred income tax assets:
Allowance for loan losses	$1,336,525	$2,008,998
Other real estate expenses	565,548	125,187
Deferred compensation	357,835	746,313
Net operating loss carry-forward	2,436,732	287,829
Other	64,708	17,018
Accrued pension contribution	416,747	224,703
Unfunded pension liability	501,486	738,253
Valuation allowance	(5,129,786)	—

Total deferred tax assets	$549,795	$4,148,301

Deferred income tax liabilities:
Accumulated depreciation on premises and equipment	$(48,309)	$(106,048)
Unrealized gain on investment securities available for sale	(206,463)	(631,083)
Other	—	(140,334)

Total deferred tax liabilities	$(254,772)	$(877,465)

Net deferred income tax asset	$295,023	$3,270,836

The future tax consequences of the difference between financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

NOTE 10.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

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

Pension expense includes the following components:

	December 31,
	2009	2008
Service cost of the current period	$333,294	$330,964
Interest cost on the projected benefit obligation	215,798	200,812
Return on plan assets	(118,400)	(182,052)
Net amortization of prior service cost, and actuarial net gain/loss	78,226	33,335

Pension expense, net	$508,918	$383,059

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

The following table shows the pre-tax change in accumulated other comprehensive income (loss), a component of stockholders’ equity, attributable to the components of net pension expense and reclassification adjustments:

For the year ended December 31, 2009	Unrecognized Actuarial Net Gain or (Loss)	Unamortized Prior Service Cost
Accumulated other comprehensive income, beginning of year	$2,171,325	$—
Components of comprehensive income arising during period:
Recognized during the period	(618,140)	—
Recognized in net periodic pension cost	(78,226)	—

Accumulated other comprehensive income, end of year	$1,474,959	$—

The Parent Company uses the straight-line method of amortization for prior service cost and unrecognized gains and losses. During 2010, the Company expects to expense approximately $62,500 for unrecognized gains and losses.

The following sets forth the funded status of the plan and the amounts included in the accompanying balance sheet:

	December 31,
	2009	2008
Actuarial present value of benefit obligations:
Accumulated benefit obligation	$2,961,443	$2,014,324

Projected benefit obligation	$4,238,009	$4,206,664

Fair value of assets held in the plan	$1,658,671	$1,439,877

Unfunded excess of projected benefit obligation over plan assets	2,579,339	2,766,787
Less accrued pension costs	(1,104,380)	(595,462)

Accrued pension liability recognized in other comprehensive income	$1,474,959	$2,171,325

The following table includes a reconciliation of projected benefit obligation:

	December 31,
	2009	2008
Projected benefit obligation beginning of year	$4,206,664	$3,171,451
Service cost	333,294	330,964
Interest cost	215,798	200,812
Distributions	(181,350)	(2,678)
Actuarial (gains) losses	(336,397)	506,115

Projected benefit obligation end of year	$4,238,009	$4,206,664

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

The following table includes a reconciliation of the fair value of plan assets:

	December 31,
	2009	2008
Fair value – beginning of year	$1,442,060	$2,207,269
Contributions	—	—
Return on plan assets	239,021	47,038
Distributions	(181,350)	(2,678)
Unrealized gains (losses)	158,940	(809,569)

Fair value – end of year	$1,658,671	$1,442,060

The following table sets forth the assumptions used to compute the estimated pension liability:

	December 31,
	2009	2008
Weighted average discount rate – projected benefit obligation	5.63%	5.80%
Increase in future compensation levels	Graded	4.00%
Expected long-term rate of return	8.25%	8.25%

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

The estimated benefit payments by year to plan participants over the next 10 years are as follows:

2010	$14,000
2011	178,000
2012	37,000
2013	53,000
2014	1,556,000
2015-2019	1,638,000

Total estimated benefit payments over next ten years	$3,476,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

The Parent Company made no contribution to the plan in 2009 or 2008. During 2010, the Company expects to contribute approximately $435,000 to the plan.

Profit Sharing Plan

The Parent Company sponsors an Internal Revenue Code Section 401(k) Employee Savings Plan that permits an employee to defer annual cash compensation. The Parent Company’s Board of Directors determines the Parent Company’s contribution, which was approximately $148,000 in 2008 and the Company did not make a contribution in 2009.

Deferred Compensation Plans

The Bank has entered into salary continuation agreements with its directors, its chief executive officer and five other officers. During 2009, six of the agreements were terminated creating an expense reversal of $997,662 and leaving four agreements remaining. In 2009 and 2008, the Bank expensed $51,326 and $384,987 for the accrual of future salary continuation benefits. The Bank has elected to fund the salary continuation liability with single premium universal life insurance policies. In 2009 and 2008, cash value income totaled $296,039 and $285,911, respectively. As of December 31, 2009 and 2008, other assets included $6,815,226 and $6,560,968, respectively, in surrender value, and other liabilities included salary continuation benefits payable of $948,264 and $1,977,729, respectively.

The Bank also maintains split dollar insurance on its chief executive officer. In 2009 and 2008, the increase in cash surrender value recorded in income totaled $14,955 and $11,649, respectively. As of December 31, 2009 and 2008, other assets include accrued cash surrender value of $228,309 and $213,354, respectively.

NOTE 11.	STOCK OPTION PLANS

The Company’s Stock Option Plans (1998 and 2006) (the “Plans”) reserve a maximum of 248,767 shares of common stock as of December 31, 2009. Options are granted with exercise prices equal to the fair market value of the stock at the date of the grant. These options expire 10 years from the grant date and vest between four and six years. The Plans provide that upon exercise, the number of options awarded will be adjusted for any stock dividends occurring since the grant date. Therefore, the number of shares granted and the weighted average exercise prices have been adjusted for any stock dividends that have been declared since the first options were granted under the Plans.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton valuation model. Expected volatilities are based on a pool of similarly situated and traded Georgia community banks. The Company considers historical data and peer group data to estimate option exercise and employee terminations within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is based on the short-cut method and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. No options were granted during the years ended December 31, 2009 or 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	STOCK OPTION PLANS (Continued)

A summary status of the Company’s Stock Option Plans as of December 31, 2009 and 2008, and changes during the years ending on those dates is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2009	199,892	$15.47
Granted	—	—
Exercised	—	—
Forfeited	86,125	12.74

Outstanding at December 31, 2009	113,767	$17.54	5.6	$	N/A

Vested at December 31, 2009	82,706	$16.63	5.2	$	N/A

Outstanding at January 1, 2008	199,892	$15.47
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2008	199,892	$15.47	4.3	$	N/A

Vested at December 31, 2008	148,372	$13.92	3.2	$	N/A

As of December 31, 2009, there was $123,963 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plans. The cost is expected to be recognized over three years.

NOTE 12.	RELATED PARTY TRANSACTIONS

As of December 31, 2009 and 2008, the Bank had direct and indirect loans outstanding to or for the benefit of certain of the Bank’s executive officers, directors, and their related interests of $1,674,032 and $2,521,696, respectively. During 2009 and 2008, $11,573,474 and $5,059,806 of such loans were made and repayments totaled $12,421,138 and $4,732,096, respectively. These loans were made in the ordinary course of business in conformity with normal credit terms, including interest rates and collateral requirements prevailing at the time for comparable transactions with other borrowers. These individuals and their related interests also maintain customary demand and time deposit accounts at the Bank which amounted to $4,127,689 and $4,343,038 at December 31, 2009 and 2008, respectively.

NOTE 13.	REGULATORY MATTERS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following tables) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). As of December 31, 2009, the most recent notification from the FDIC categorized the Bank as under capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios as set forth in the tables.

	Regulatory Guidelines		Company		Bank
	Adequately Capitalized	Well Capitalized	2009	2008	2009	2008
Leverage Ratio	3.0%	5.0%	4.3%	6.4%	4.6%	6.7%
Risked Based Ratios:
Tier 1 capital	4.0%	6.0%	6.1%	8.2%	6.6%	8.3%
Total capital	8.0%	10.0%	7.3%	9.5%	7.8%	9.6%
(in thousands)
Tier 1 capital			$17,980	$28,610	$19,365	$29,701
Total capital			$21,737	$33,011	$23,103	$34,118

Banking regulations limit the amount of dividends which the Bank may pay without obtaining prior approval. Under current state banking laws, the approval of the Georgia Department of Banking and Finance will be required if the total of all dividends declared in the calendar year exceeds 50 percent of the net profits for the previous calendar year, and the ratio of equity capital to adjusted total assets is less than 6 percent. At December 31, 2009, there was no stockholders’ equity of the Bank available for the payment of dividends after that date to the Parent Company.

Due to its current condition and results of operation, the Company entered into an informal agreement with the Federal Reserve Bank of Atlanta in 2008 and the Bank entered into an Order to Cease and Desist (“Order”) with the DBF, in consultation with the FDIC, in the fourth quarter of 2009. These regulatory agreements are designed to help the Company and Bank return to profitability and capital adequacy by improving asset quality. Specifically, the agreements provide for reducing troubled assets; limiting credit to troubled borrowers; maintaining an adequate allowance for loans losses; revising policies to more comprehensively address commercial real estate lending; maintaining a Tier One leverage capital ratio of 8% or more, a Tier One risked-based capital ratio of 6% or more at the Company and 8% or more at the Bank, and a Total risked-based capital ratio of 10% or more; prohibiting the Bank from paying dividends to the Company without prior approval; prohibiting the Company from paying dividends to shareholders without prior approval; prohibiting the Company from incurring debt without prior approval; and prohibiting the Company from repurchasing stock without prior approval. The Bank is presently unable to achieve the Tier One leverage and Total risked-based capital provisions of the agreements but is negotiating for additional capital to be in line with the provisions of the regulatory agreements.

The Bank is actively working with the DBF and FDIC to meet the requirements of the Order. All required information has been submitted. The Bank has developed plans to strengthen its problem asset management function and to reduce the level of problem assets on its balance sheet over a period of time. The strategic plan and management plan has been updated to provide a roadmap for the Company to work through the current environment and improve the financial condition of the Bank. The Bank is in ongoing dialogue with its regulators to comply with the terms of the Order. Failure to adequately address the Order may result in actions by the banking regulators including, the eventual appointment of a receiver or conservator of the Bank’s assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	STOCKHOLDERS EQUITY

On December 29, 2008, the Company issued 441,605 shares of common stock to certain directors and executive officers for aggregate proceeds of $3,024,994, less a placement fee of $40,375.

On January 28, 2009, common shareholders approved an amendment to the Company’s articles of incorporation allowing for the issuance of one or more series of preferred stock. The articles of incorporation were amended to allow the issuance of up to 10 million shares of preferred stock at no par value. Preferred stock can be issued with rights and conditions that might among other things restrict dividends on the common stock, dilute the voting power of the common stock, and reduce the market price for the common stock. The Company’s board of directors is authorized to issue preferred stock from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon each series of preferred stock.

NOTE 15.	OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2009 and 2008, commitments to extend credit totaled $17,674,859 and $24,490,071, respectively.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 2009 and 2008, commitments under letters of credit aggregated $1,155,447 and $1,284,725, respectively. In 2009 and 2008, the Bank was not required to perform on any letters of credit.

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

NOTE 16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

assumptions based on market data obtained from sources independent of the Company (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the Company’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy. These levels are:

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

The Company utilizes fair value measures to record fair value adjustments on certain assets and liabilities and to complete fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Other asset categories that are affected by periodic adjustments to fair value include: goodwill, impaired loans, and other real estate. The Company elects to disclose on a prospective basis. Additionally, the Company is required to disclose, but not record, the fair value of other financial instruments.

The following is a description of valuation methodologies used by the Company for assets and liabilities which are either recorded or disclosed at fair value:

Cash and Cash Equivalents

For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions, and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, that are traded by dealers and brokers in active over-the-counter markets, and money market funds. Level 2 securities include U. S. Treasury and Agency securities, mortgage-backed securities issued by government sponsored entities, municipals bonds, and corporate debt securities. Level 3 securities include asset-backed securities in less liquid markets.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Loans (Continued)

measures impairment based on one of three methods, including discounted cash flows, market value of similar debt, or fair value of collateral if repayment of the loan is dependent upon the sale of the underlying collateral. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009 and 2008, substantially all of the Company’s impaired loans were evaluated based on the fair value of the collateral. In accordance with ASC 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

For disclosure purposes, the fair value of fixed rate loans which are not considered impaired, is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For unimpaired variable rate loans, the carrying amount is a reasonable.

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

Goodwill

Goodwill is subject to periodic impairment testing. A discounted cash flow valuation method is used in the completion of impairment testing. This valuation method requires a significant degree of management judgment. In the event the projected discounted net operating cash flows are less than the carrying value, the asset is recorded at fair value as determined by the valuation model. As such, the Company classifies goodwill subjected to nonrecurring fair value adjustments as Level 3.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Borrowed Funds

The fair value of fixed rate and convertible FHLB advances is estimated by discounting the future cash flows using the current rates at which similar advances would be drawn by the Company. For variable rate FHLB advances, the carrying value approximates fair value. The carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate their fair value.

Commitments to Extend Credit and Standby Letters of Credit

Off-balance-sheet financial instruments (commitments to extend credit and standby letters of credit) are generally short-term and at variable interest rates. Therefore, both the carrying value and the fair value associated with these instruments are immaterial.

Assets Recorded At Fair Value on a Recurring Basis as of December 31, 2009

(Amounts in thousands)	Total	Level 1	Level 2	Level 3
Investment securities available for sale	$62,683	$—	$62,683	$—

Total Recurring	$62,683	$—	$62,683	$—

Assets Recorded At Fair Value on a Nonrecurring Basis as of December 31, 2009

(Amounts in thousands)	Total	Level 1	Level 2	Level 3
Impaired Loans	$48,415	$—	$11,695	$36,720
Other Real Estate	22,828	—	22,828	—

Total Nonrecurring	$71,243	$—	$34,523	$36,720

Total Fair Value of Assets	$133,926	$—	$97,206	$36,720

Assets Recorded At Fair Value on a Recurring Basis as of December 31, 2008

(Amounts in thousands)	Total	Level 1	Level 2	Level 3
Investment securities available for sale	$70,656	$—	$70,656	$—

Total Recurring	$70,656	$—	$70,656	$—

Assets Recorded At Fair Value on a Nonrecurring Basis as of December 31, 2008

(Amounts in thousands)	Total	Level 1	Level 2	Level 3
Impaired Loans	$38,270	$—	$18,283	$19,987
Other Real Estate	14,829	—	14,829	—

Total Nonrecurring	$71,610	$—	$33,112	$19,987

Total Fair Value of Assets	$123,755	$—	$103,768	$19,987

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Commitments to Extend Credit and Standby Letters of Credit (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2009 and 2008 are as follows:

	December 31, 2009		December 31, 2008
(Amounts in thousands)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$33,867	$33,866	$20,885	$20,885
Investment securities	62,683	62,683	70,656	70,656
Other investments	1,442	1,442	3,348	3,348
Loans (net)	269,372	273,722	315,814	324,741
Bank owned life insurance	7,043	7,043	6,774	6,774
Financial liabilities:
Deposits	$371,704	$367,195	$395,599	$395,591
Other borrowed funds	14,894	14,993	16,657	16,746

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	CONDENSED FINANCIAL INFORMATION OF McINTOSH BANCSHARES, INC.

CONDENSED BALANCE SHEETS

(Parent Only)

	2009	2008
Assets
Cash	$43,277	$135,068
Investment in McIntosh State Bank subsidiary	19,765,542	33,835,399
Investment in McIntosh Financial Services, Inc. subsidiary	59,078	86,502
Other assets	619,259	1,023,716

Total assets	$20,487,156	$35,080,685

Liabilities and Stockholders’ Equity
Unfunded pension liability	$1,474,959	$2,171,325
Other liabilities	1,104,380	635,837

Total liabilities	2,579,339	2,807,162

Stockholders’ equity:
Common stock	8,131,453	8,131,453
Surplus	7,735,511	7,660,276
Retained earnings	2,613,544	16,689,822
Accumulated other comprehensive income (loss)	(572,691)	(208,028)

Total stockholders’ equity	17,907,817	32,273,523

Total liabilities and stockholders’ equity	$20,487,156	$35,080,685

CONDENSED STATEMENTS OF OPERATIONS

(Parent Only)

	2009	2008
Dividend income from non-bank subsidiary	$90,000	$75,000
Interest income	10	1,459
Operating expenses	(489,083)	(396,483)

Loss before equity in undistributed loss of subsidiaries	(399,073)	(320,024)
Equity in undistributed loss of subsidiaries	(13,677,205)	(7,909,460)

Net loss	$(14,076,278)	$(8,229,484)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	CONDENSED FINANCIAL INFORMATION OF McINTOSH BANCSHARES, INC. (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

(Parent Only)

	2009	2008
OPERATING ACTIVITIES
Cash flows from operating activities:
Net loss	$(14,076,278)	$(8,229,484)
Adjustments to reconcile net loss to net cash Used by operating activities:
Gain on sale of securities	—	—
Equity in undistributed loss of subsidiaries	13,677,205	7,909,460
Stock-based compensation	75,235	93,080
Other operating activities	232,047	162,413

Net cash used by operating activities	(91,791)	(64,531)

INVESTING ACTIVITIES
Cash flows from investing activities consisting of:
Investment in subsidiary	—	(2,900,000)

FINANCING ACTIVITIES
Cash flows from financing activities:
Proceeds from sale of common stock	—	2,984,619
Dividends paid	—	(252,988)

Net cash provided by financing activities	—	2,731,631

Net change in cash	(91,791)	(232,900)
Cash at beginning of year	135,068	367,968

Cash at end of year	$43,277	$135,068

NOTE 18.	OTHER COMMITMENTS AND OBLIGATIONS

The Bank has entered into operating lease commitments for a banking office and properties for signage and an ATM site. The following table outlines the total annual obligations arising from these leases:

Annual Obligation
2010	$139,028
2011	131,048
2012	130,220
2013	130,220
2014	130,220
Thereafter	4,320

$665,356

The Bank has commitments to purchase federal funds from its correspondent banks totaling $6,500,000 as of December 31, 2009. As of December 31, 2009, the Bank has no outstanding balance under these commitments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	MISCELLANEOUS OPERATING INCOME AND EXPENSES

Significant components of other operating income and expense included in the consolidated statements of earnings in excess of 1% of interest and other income for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Other operating income:
Secondary market mortgage origination fees	$339,685	$551,407
Other operating expenses:
Professional fees	$514,679	$468,830
Data processing expenses	$630,735	$666,059
Collection expenses	$772,979	$—
Other real estate expenses	$942,392	$718,095

NOTE 20.	SUBSEQUENT EVENTS

On December 23, 2008, the Company entered into a Debenture Agreement with Redemptus Group, LLC (“Redemptus”) pursuant to which the Company would issue to Redemptus $8 million in debentures as were disclosed in the 8K filed with the Securities and Exchange Commission on December 31, 2008. The terms of the Debenture Agreement were extended until June 30, 2009 as was disclosed in the 8K filed April 6, 2009. The Company and Redemptus were unable to consummate the transaction. Redemptus and the Company remain in negotiations regarding the Debenture Agreement as well as other capital alternatives.

The Company performed an evaluation of subsequent events through the date the Company’s Annual report on Form 10-K was filed with the Securities and Exchange Commission. With the exception of the Redemptus deal described above, no subsequent events were identified that would have required a change to the financial statements or disclosure in the notes to the financial statements.